================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            ------------------------

                                    FORM 8-K
                            ------------------------

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): SEPTEMBER 26, 1997

                              THE CIT GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                            1-1861                           13-2994534
          (STATE OR OTHER                      (COMMISSION                       (IRS EMPLOYER
  JURISDICTION OF INCORPORATION)              FILE NUMBER)                    IDENTIFICATION NO.)

                          1211 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (212) 536-1390

                          THE CIT GROUP HOLDINGS, INC.
         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

================================================================================

Item 5.  Other Events.

On September 26, 1997, The CIT Group, Inc. (the "Company") filed a registration statement on Form S-2 for an initial public offering of a proposed new Class A Common Stock, par value $.01 per share ("Class A Common Stock"), representing 20% of the Company's common stock. On the same day, the Company changed its name from "The CIT Group Holdings, Inc." to "The CIT Group, Inc."

Filed herewith, as Exhibit 99.1, is the press release of the Company announcing the initial public offering of its Class A Common Stock, which press release is hereby incorporated by reference in its entirety.

Included below are selected portions of the "Risk Factors" section of the prospectus included in the Form S-2, as well as the "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and "Risk Management" sections of the prospectus. The inclusion of such information is for disclosure purposes only and does not constitute an offer to sell or a solicitation of an offer to purchase the Class A Common Stock or any other securities of the Company.

                                  RISK FACTORS

ECONOMIC FACTORS

Risk of Economic Slowdown or Downturn
The Company's results of operations and financial position may be affected by various economic factors. Unfavorable economic conditions may make it more difficult for the Company to maintain both its new business origination volume and the credit quality thereof at levels previously attained and may adversely affect margins on new finance receivables. In adverse economic conditions, growth in finance receivables and leases may not be attainable and non-performing assets and loan charge-offs are likely to increase. The Company's growth rate has differed between its commercial and consumer businesses and, over time, the Company expects that its consumer business will grow at a more rapid rate than its commercial business. As a result of such growth, the Company will become more susceptible to economic factors that may adversely affect the demand for the Company's products and services by consumers. There can be no assurance that the growth rates experienced by the Company in the recent past will continue.

The Company is also subject to industry-specific economic and other factors that may affect the demand for its products. At June 30, 1997, 11.4% of the Company's total financing and leasing assets related to home equity obligations, 10.3% related to commercial airline obligations, 8.6% related to construction obligations and 8.3% related to obligations of retailers. An economic downturn or slowdown in these or other industries or markets could have a material adverse effect on the Company's results of operations or financial position.

Although the Company maintains a consolidated reserve for credit losses on finance receivables in an amount which it believes is sufficient to provide adequate protection against potential credit losses in its portfolios, this reserve could prove to be insufficient. Adverse economic conditions may cause declines in the realizable value of certain collateral securing the Company's finance receivables, or in the value of equipment subject to lease agreements. Adverse economic conditions, including those affecting demand for commercial aircraft and railcars, which represent a substantial portion of the Company's leased assets, may impair the Company's ability to re-lease or remarket such equipment and fully realize the carrying value of its leased assets and/or the estimated lease residual values. See "--Leasing Transactions and Equipment Risk" and "--Reserve for Credit Losses."

Interest Rate Risk
Although the Company has an active and comprehensive approach to managing its interest rate risk, including matching the maturities of its interest rate sensitive assets and interest rate sensitive liabilities and closely monitoring product pricing to stay responsive to changing market interest rates, significant increases in market interest rates, or the perception that an increase may occur, could adversely affect both the Company's ability to originate new finance receivables and its ability to grow. Conversely, a decrease in interest rates could result in an acceleration in the prepayment of owned and serviced finance receivables. In addition, changes in market interest rates or in the relationships between short-term and long-term market interest rates or between different interest rate indices (i.e., basis risk) could affect the interest rates charged on interest-earning assets differently than the interest rates paid on interest-bearing liabilities, which could result in an increase in interest expense relative to finance income. An increase in market interest rates also could adversely impact the ability of the Company's floating-rate borrowers to meet their higher payment obligations, which could result in an increase in non-performing assets and net credit losses. See "Risk Management--Asset/Liability Management--Interest Rate Risk Management."

An economic slowdown or downturn, or significant change in interest rates, could contribute to a downgrading of the Company's credit ratings, which is likely to increase the Company's funding costs and could decrease its net finance income, limit its access to the capital markets or result in a decision by the lenders under the Company's existing credit facilities not to extend such credit facilities after their expiration. There can be no assurance that a decline in economic conditions or increase in interest rates will not have a material adverse effect on the Company's results of operations or financial position.

LEASING TRANSACTIONS AND EQUIPMENT RISK

The Company maintains ownership of various types of equipment and leases this equipment to customers through two distinct types of transactions: (i) direct financing leases; and (ii) operating leases. A direct financing lease is usually long-term in nature, passes substantially all of the risks and rewards of the related equipment to the customer and is accounted for as a financing by the Company. The Company structures its direct financing leasing transactions so that a material portion of the underlying equipment's cost at the inception of the lease (approximately 90%) is recovered over the initial term of the lease. The Company expects to assume equipment risk on the equipment's estimated residual value at the end of the initial lease term. An operating lease, however, is typically of a shorter duration, with periodic rentals recorded as income, and depreciation on related equipment recorded as an expense by the Company. The shorter-term nature of operating leases inherently increases the risk that the Company may not recover its investment in the related equipment due to several factors, including the Company's inability to remarket the equipment and obsolescence.

The initial establishment, ongoing review and ultimate realization of direct financing lease residual values, as well as the realization of operating lease equipment values, are important elements of the Company's leasing business. Residual values are recorded upon acquisition of the equipment purchased for direct financing leasing transactions based upon the estimated future value of the equipment at the time the Company expects to dispose of the equipment. The estimates are derived by the Company from, among other things, market information on sales of used equipment and estimated future obsolescence trends. Periodic depreciation expense on equipment purchased for operating lease transactions is also derived through the use of estimates that include the equipment's useful life and the future value of the equipment at the end of this life. Because such values are heavily influenced by estimates, there can be no assurance that such values will be realized by the Company upon disposition of equipment owned by the Company and returned by lessees upon termination of their leases. At June 30, 1997, the Company had finance leases of $3.9 billion, including recorded estimated lease residual values of $839.8 million, and operating lease equipment with a book value of $1.6 billion, net of depreciation. To the extent that the Company fails to realize its direct financing lease residual values and operating lease equipment values, the Company's results of operations and financial position could be materially adversely affected.

RESERVE FOR CREDIT LOSSES

The Company maintains a consolidated reserve for credit losses on finance receivables at an amount which it believes is sufficient to provide adequate protection against potential credit losses in its portfolios. The level of the consolidated reserve for credit losses is determined principally on the basis of
(i) the current credit quality of the portfolio and trends, (ii) the current mix of finance receivables and (iii) historical loss experience. The consolidated reserve for credit losses reflects management's judgment of the loss potential, after considering factors such as the nature and characteristics of obligors, economic conditions and trends, charge-off experience, delinquencies and the value of underlying collateral and guarantees, including recourse to dealers and manufacturers. Although the consolidated reserve for credit losses in the Company's balance sheet as of June 30, 1997 is considered adequate by the Company's management, there can be no assurance that this consolidated reserve for credit losses will prove to be adequate over time to cover credit losses in the Company's portfolios. This consolidated reserve for credit losses may prove to be inadequate if unanticipated adverse changes in the economy or discrete events adversely affect specific customers, industries or markets, or if credit losses arising out of the seasoning of the Company's consumer portfolio exceed those anticipated by the Company. The Company's results of operations and financial position could be materially adversely affected to the extent that the Company's consolidated reserve for credit losses is insufficient to cover such changes or events. See "--Economic Factors--Risk of Economic Slowdown or Downturn," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Management--Credit Risk Management--Loan Loss Reserves and Credit Losses."

COMPETITION

The Company's markets are highly competitive and are characterized by competitive factors that vary based upon product and geographic region. The Company's competitors include captive and independent finance companies, commercial banks and thrift institutions, industrial banks, leasing companies, manufacturers and vendors. Substantial national financial services networks have been formed by insurance companies and bank holding companies that compete with the Company. On a local level, community banks and smaller independent finance and/or mortgage companies are a competitive force. Some competitors have substantial local market positions. Many of the competitors of the Company are large companies that have substantial capital, technological and marketing resources, and some of these competitors are larger than the Company and may have access to capital at a lower cost than the Company. Also, the Company's competitors include businesses that are not related to bank holding companies and, accordingly, may engage in activities, for example, aircraft rental and servicing, currently prohibited to the Company. Competition has been enhanced in recent years by an improving economy and growing marketplace liquidity. The markets for most of the Company's products are characterized by a large number of competitors. However, with respect to some of the Company's products, competition is more concentrated. See "Business--Additional Information Regarding the Company--Competition."

The Company competes primarily on the basis of pricing, terms and structure in many of its markets. From time to time, competitors of the Company seek to compete aggressively on the basis of these factors and the Company may lose market share to the extent it is unwilling to match its competitors' pricing, terms and structure in order to maintain its interest margins or to maintain its credit discipline. To the extent that the Company matches competitors' pricing, terms or structure, it may experience lower interest margins and/or increased credit losses. In addition, demand for the Company's products with respect to certain industries, such as the commercial airline industry, will be affected by demand for such industry's services and products and by industry regulations. See "Business--Additional Information Regarding the Company--Competition."

LIMITATIONS UPON LIQUIDITY AND CAPITAL RAISING

The Company's primary sources of funds are cash flow from operations, commercial paper borrowings, medium-term notes, other term debt securities and asset-backed securitizations. At June 30, 1997, commercial paper borrowings were $6.4 billion and amounts due on term debt within one year were $3.8 billion. A downgrade in the Company's credit ratings could result in an increase in the Company's interest expense and could have an adverse impact on the Company's ability to access the commercial paper market or the public and private debt markets, which could have a material adverse effect on the Company's results of operations or financial position. If the Company is unable to access such markets on acceptable terms, it could utilize its bank credit lines and cash flow from operations and portfolio liquidations to satisfy its liquidity needs. At June 30, 1997, the Company had committed revolving bank credit lines totaling $5.0 billion, representing 81% of operating commercial paper outstanding (commercial paper outstanding less interest-bearing deposits). The Company believes that such credit lines should provide sufficient additional liquidity to the Company under foreseeable conditions. However, there can be no assurance that the Company's committed revolving bank credit lines would provide adequate liquidity to the Company following a downgrade in its credit ratings or other adverse conditions or that these bank credit lines will be renewed.

The Company funds its operations independently of The Dai-Ichi Kangyo Bank, Limited ("DKB") and believes that the business of and the outlook for DKB is not necessarily closely related to the business of and the outlook for the Company. However, there can be no assurance that a future downgrading of DKB's credit ratings would not have an adverse impact on the Company's credit ratings. Therefore, while DKB maintains a controlling interest in the Company, a deterioration in the financial condition of DKB could result in increased borrowing costs to the Company and could impair its access to the public and private capital markets, which could have a material adverse effect on the Company's results of operations or financial position.

If DKB chooses to maintain its percentage ownership of the Company, the Company may be constrained in its ability to raise common or preferred equity capital in the future. DKB is not under any obligation to make future capital contributions to the Company or to agree to allow the Company to raise additional common or preferred equity capital.

CONTROL BY AND RELATIONSHIP WITH DKB

Upon consummation of the U.S. and international offerings of Class A Common Stock to the public (the "Offerings"), DKB will beneficially own 100% of the
outstanding Class B Common Stock, which will, in the aggregate, represent      %
of the combined voting power of all of the outstanding Common Stock. For as long as DKB continues to beneficially own shares of Common Stock representing more than 50% of the combined voting power of the Class A Common Stock and Class B Common Stock, DKB will be able to direct the election of all of the members of the Company's Board of Directors and exercise a controlling influence over the business and affairs of the Company, including any determinations with respect to (i) mergers or other business combinations involving the Company, (ii) the acquisition or disposition of assets by the Company, (iii) the incurrence of indebtedness by the Company, (iv) the issuance of any additional Common Stock or other equity securities and (v) the payment of dividends with respect to the Common Stock. See "--Limitations Upon Liquidity and Capital Raising." Similarly, DKB will have the power to (i) determine matters submitted to a vote of the Company's stockholders without the consent of the Company's other stockholders,
(ii) prevent or cause a change in control of the Company or (iii) take other actions that might be favorable to DKB. In the foregoing situations or otherwise, various conflicts of interest between the Company and DKB could arise. Ownership interests of directors or officers of the Company in common stock of DKB or service as a director or officer or other employee of both the Company and DKB could create or appear to create potential conflicts of interest when directors and officers and employees are faced with decisions that could have different implications for the Company and DKB. The Company's Amended and Restated Certificate of Incorporation will include certain provisions relating to the allocation of business opportunities that may be suitable for both the Company and DKB. The Company has entered into an agreement with DKB pursuant to which the Company has agreed not to engage in any activities or enter into any transactions without obtaining approvals or giving notices required by DKB under applicable U.S. and Japanese banking laws.

REGULATION

The Company is subject to extensive federal and state regulation and supervision in the jurisdictions in which it operates. Such regulation and supervision are primarily for the benefit and protection of the Company's customers, and not for the benefit of investors, and could limit the Company's discretion in operating its businesses. For example, state laws often establish maximum allowable finance charges for certain consumer and commercial loans. Noncompliance with applicable statutes or regulations could result in the suspension or revocation of any license or registration at issue, as well as the imposition of civil fines and criminal penalties. No assurance can be given that applicable laws or regulations will not be amended or construed differently, that new laws and regulations will not be adopted or that interest rates that the Company charges will not rise to state maximum levels, the effect of any of which could be to adversely affect the business or results of operations of the Company. See "Business--Additional Information Regarding the Company--Regulation."

Because the Company is a subsidiary of DKB, the Company and its subsidiaries, and their respective activities, are subject to examination and regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve"). Under certain circumstances, the Federal Reserve has the authority to issue orders which could restrict the ability of the Company to engage in new activities or to acquire additional assets or businesses outside of the normal course of business. See "Business-- Additional Information Regarding the Company--Regulation."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained herein under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and "Risk Management," including, without limitation, those concerning (i) the Company's strategy, (ii) the Company's liquidity, (iii) the Company's credit risk management, (iv) the Company's asset/liability risk management, (v) the Company's operational and legal risks, (vi) the growth of the Company's consumer business and (vii) the effects on the Company of certain legal proceedings, constitute forward-looking statements concerning the Company's operations, economic performance and financial condition. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause such differences include, but are not limited to, those discussed under "Risk Factors" and "Risk Management."

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that management believes to be relevant to understanding the Company's consolidated financial condition and results of operations. This discussion should be read in conjunction with the consolidated financial statements and the related notes thereto contained in the Company's consolidated financial statements included herein. The following discussion includes certain forward-looking statements. For a discussion of important factors that may cause actual results to differ materially from such forward-looking statements, see "Risk Factors." See also "Risk Management" for certain factors that have in the past and may in the future affect the financial performance of the Company.

The Company is engaged in the commercial and consumer finance businesses, providing secured financing and leasing products on both a fixed and floating interest rate basis. The Company's revenues principally consist of finance income and fees and other income, which include factoring commissions, commitment, facility, servicing, letter of credit and syndication fees, and gains and losses from sales of equipment and other investments and sales and securitizations of finance receivables. The Company's primary expenses are (i) interest expense related to funding its finance receivables and operating lease equipment, (ii) salaries and general operating expenses, (iii) provision for credit losses and (iv) depreciation on operating lease equipment. Comparability of results among quarterly periods may be affected by the timing of several events, primarily consisting of equipment sales, securitizations and the sales of venture capital investments. The Company's business requires significant funds to originate finance receivables and purchase leasing equipment, and the Company consequently requires substantial liquidity to finance its operations. See "--Liquidity."

The Company's commercial segment includes equipment financing and leasing, factoring and commercial finance. The Company's consumer segment includes consumer finance and sales financing. The Company entered the home equity lending business in late 1992 and the recreational boat market in 1993. The Company has been growing the assets of its consumer segment at a faster rate than that of its commercial segment. The contribution of the Company's consumer segment to its profitability is significantly lower in relation to its financing and leasing assets than that of the commercial segment. This reflects the Company's relatively recent entry into the home equity lending business and the continuing significant investment in building the infrastructure of this business.

SIX MONTHS ENDED JUNE 30, 1997 VS. SIX MONTHS ENDED JUNE 30, 1996

Overview

For the six months ended June 30, 1997, net income totaled a record $163.8 million compared with $132.2 million for the same period in 1996, an increase of 23.9%. Return on average earning assets for the six months in 1997 increased to 1.83%, compared with 1.64% for the same period in 1996. The improvement resulted from growth in finance income less interest expense ("net finance income") from a higher level of financing and leasing assets and a gain on the sale of an equity interest acquired in a loan workout.

Financing and leasing assets totaled a record $19.4 billion at June 30, 1997, an increase of 4.4% over $18.6 billion at December 31, 1996. This increase is the result of strong new business originations across all units, particularly in the areas of consumer and small to medium ticket equipment financing, and growth in the operating lease portfolio, partially offset by paydowns. The Company securitized $139.1 million of recreational boat finance receivables in the first six months of 1997, as compared to $250.0 million of recreation vehicle finance receivables during the first six months of 1996. Managed assets, comprised of financing and leasing assets and finance receivables previously securitized and currently managed by the Company, totaled $20.8 billion at June 30, 1997, an increase of 4.2% over $20.0 billion at December 31, 1996. Additionally, in July 1997, the Company securitized $500.0 million of home equity finance receivables.

Net Finance Income
A comparison of net finance income for the first six months of 1997 and 1996 is set forth below.

                                                              -------------------------------------------------
                                                               SIX MONTHS ENDED JUNE
                                                                        30,                     INCREASE
                                                                1997          1996         AMOUNT       PERCENT
                                                              ---------     ---------     ---------     -------
Dollars in millions
Finance income                                                $   889.0     $   806.5     $    82.5       10.2%
Interest expense                                                  456.7         413.8          42.9       10.4
                                                              ---------     ---------      --------       ----
Net finance income                                            $   432.3     $   392.7     $    39.6       10.1%
                                                              =========     =========      ========       ====
Average earning assets ("AEA")                                $17,870.0     $16,146.3     $ 1,723.7       10.7%
Net finance income as a percentage of AEA                          4.84%         4.87%

Finance income totaled $889.0 million for the six months ended June 30, 1997, up $82.5 million or 10.2% over the comparable period in 1996. As a percentage of AEA, finance income (excluding interest income relating to short-term interest-bearing deposits) was 9.87% for the six months ended June 30, 1997 and 9.94% for the comparable period in 1996. Commercial segment finance income as a percentage of commercial AEA was 9.98% for the six months ended June 30, 1997, compared to 9.96% for the comparable period during 1996, and consumer segment finance income as a percentage of consumer AEA was 9.54% for the six months ended June 30, 1997, compared to 9.87% for the comparable period during 1996. The decline in consumer finance income as a percentage of consumer AEA primarily reflects the purchase of a lower yielding variable rate home equity credit line portfolio in December 1996 and the sale of certain higher yielding high loan-to-value loans during the second quarter of 1997. Interest expense totaled $456.7 million in the six months ended June 30, 1997, up $42.9 million or 10.4% over the comparable period in 1996. As a percentage of AEA, interest expense (excluding interest expense relating to short-term interest-bearing deposits) in the six months ended June 30, 1997 decreased to 5.03% from 5.07% in the comparable period in 1996.

The changes in net finance income reflect increases in AEA (comprised of financing and leasing assets less credit balances of factoring clients) offset by lower yields due to pricing pressures in a highly competitive marketplace.

A comparative analysis of the weighted average principal outstanding and interest rates paid on the Company's debt for the six month periods ended June 30, 1997 and 1996, before and after giving effect to interest rate swaps, is shown in the following table.

                                      -------------------------------------------------------------------------------
                                                                 SIX MONTHS ENDED JUNE 30,
                                                      1997                                      1996
                                      -------------------------------------     -------------------------------------
                                          BEFORE SWAPS          AFTER SWAPS         BEFORE SWAPS          AFTER SWAPS
                                      ----------------     ----------------     ----------------     ----------------
Dollars in millions
Commercial paper and variable-rate
  senior notes                        $ 9,811.4   5.55%    $ 6,456.4   5.48%    $10,044.4   5.49%    $ 7,073.3   5.44%
Fixed-rate senior and subordinated
  notes                                 5,040.6   6.57       8,395.6   6.52       3,505.7   6.94       6,476.8   6.75
                                      ---------            ---------            ---------            ---------
Composite                             $14,852.0   5.90%    $14,852.0   6.07%    $13,550.1   5.86%    $13,550.1   6.06%
                                      =========            =========            =========            =========

The Company's interest rate swaps principally convert floating-rate debt to fixed-rate debt and resulted in lowered variable and fixed rates during both periods. The weighted average composite rate increases, however, because a larger proportion of the Company's debt, after giving effect to interest rate swaps, is subject to a fixed rate. The Company does not enter into derivative financial instruments for trading or speculative purposes. The weighted average interest rates before the effect of swap hedging activity do not necessarily reflect the interest expense that would have been incurred had the Company chosen to manage interest rate risk without the use of such swaps.

Fees and Other Income

For the six months ended June 30, 1997, fees and other income totaled $107.1 million, a decrease of $18.8 million over the comparable 1996 period. The following table sets forth the components of fees and other income:

                                                                                         -----------------
                                                                                         SIX MONTHS ENDED
                                                                                             JUNE 30,
                                                                                           1997       1996
                                                                                         ------     ------
Dollars in millions
Commissions, fees and other                                                              $ 78.5     $ 82.7
Gains on equipment and other investment sales(1)                                           27.1       34.7
Gains on sales and on securitizations of consumer finance receivables                       1.5        8.5
                                                                                         ------     ------
                                                                                         $107.1     $125.9
                                                                                         ======     ======

---------------
(1) Includes $9.5 million and $16.2 million in 1997 and 1996, respectively, from sales of venture capital investments.

Gain On Sale Of Equity Interest Acquired In Loan Workout

The Company originated a loan in the 1980's to a telecommunications company that subsequently went into default. Pursuant to a workout agreement, the stock of that company was transferred to the Company and a co-lender. In 1991, the Company received all amounts due and retained an equity interest in such company, which was sold in 1997 for a pretax gain to the Company of $58.0 million.

Salaries and General Operating Expenses

Salaries and general operating expenses increased $17.0 million or 8.8% to $210.5 million in the first six months of 1997 from $193.5 million in the comparable period in 1996. Salaries and employee benefits rose $14.2 million, or 13.0%, while general operating expenses rose $2.8 million, or 3.3%. Personnel increased to 2,925 at June 30, 1997 from 2,900 at June 30, 1996.

The increases in salaries and employee benefits were primarily attributable to a continuing investment in expanding consumer origination and servicing capabilities and higher performance-based incentive accruals. The increase in general operating expenses resulted from a provision for vacant leased office space recorded in the second quarter of 1997.

Management monitors productivity via the relationship of salaries and general operating expenses to both AEA and average serviced assets ("ASA"). ASA is comprised of average earning assets plus the average of consumer finance receivables previously securitized and currently managed by the Company and consumer finance receivables serviced for third parties. Changes in the relationship of salaries and employee benefits and general operating expenses to AEA and ASA are set forth below:

                                             ---------------------------------------------------------------
                                                                SIX MONTHS ENDED JUNE 30,
                                             ----------------------------       ----------------------------
                                                         1997                               1996
                                             AMOUNT     % AEA       % ASA       AMOUNT     % AEA       % ASA
                                             ------     -----       -----       ------     -----       -----
Dollars in millions
Salaries and employee benefits               $123.3     1.38%       1.24%       $109.1     1.35%       1.22%
General operating expenses                     87.2     0.98        0.89          84.4     1.05        0.95
                                             ------     -----       -----       ------     -----       -----
Total                                        $210.5     2.36%       2.13%       $193.5     2.40%       2.17%
                                             ======     =====       =====       ======     =====       =====

The Company manages expenditures using a comprehensive budgetary process. Expenses are monitored closely by business unit management and are reviewed monthly with senior management of the Company. To ensure overall project cost control, an approval and review procedure is in place for all major capital expenditures, such as purchases of computer equipment, including a post-implementation analysis.

Provision and Reserve For Credit Losses

The provision for credit losses for the first six months of 1997 was $56.0 million, compared with $54.4 million for the same period of 1996. Comparative net credit loss experience is provided in the following table.

                                                    --------------------------------------------------------------
                                                                      SIX MONTHS ENDED JUNE 30,
                                                                 1997                            1996
                                                    ------------------------------   -----------------------------
                                                      TOTAL  COMMERCIAL   CONSUMER    TOTAL  COMMERCIAL   CONSUMER
                                                    -------  ----------   --------   ------  ----------   --------
Dollars in millions
Net credit losses                                     $55.5       $38.2      $17.3    $49.1       $39.4      $ 9.7
Net credit losses as a percentage of average
  finance receivables, excluding consumer finance
  receivables held for sale                           0.67%       0.57%      1.09%    0.62%       0.59%      0.78%

The increase in total net credit losses was attributable to higher consumer net credit losses due to portfolio seasoning.

The consolidated reserve for credit losses increased to $221.9 million (1.32% of finance receivables) at June 30, 1997 from $220.8 million (1.30% of finance receivables) at December 31, 1996. The consolidated reserve for credit losses is periodically reviewed for adequacy based on the nature and characteristics of the obligors, economic conditions and trends, charge-off experience, delinquencies and value of underlying collateral and guarantees (including recourse to dealers and manufacturers). It is management's judgment that the consolidated reserve for credit losses is adequate to provide for potential credit losses. Finance receivables are reviewed periodically to determine the probability of loss. Charge-offs are taken after considering such factors as the obligor's financial condition and the value of underlying collateral and guarantees. The consolidated reserve for credit losses is intended to provide for future events, which by their nature are uncertain. Therefore, changes in economic conditions or other discrete events adversely affecting specific obligors or industries may necessitate additions to the reserve for credit losses.

Operating Lease Equipment

Depreciation on operating lease equipment for the first six months of 1997 was $66.0 million, up from $56.3 million for the same period in 1996, reflecting growth in the operating lease portfolio.

From time to time, financial or operating difficulties may adversely affect future payments to the Company related to operating lease equipment. At June 30, 1997, operators of certain aircraft assets and operations at an oil refinery were subject to such difficulties. The approximate aggregate carrying values of these assets were $95.5 million. The Company does not believe that these difficulties will have a material effect on its consolidated financial position or results of operations.

Income Taxes

For the first six months of 1997, the effective tax rate was 36.6%, compared with 38.3% for the comparable period in 1996. The decrease is the result of lower state and local income taxes.

Financing and Leasing Assets

Financing and leasing assets increased $822.9 million, or 4.4%, to $19.4 billion, as presented in the following table:

                                                               --------------------------------------------------
                                                               AT JUNE 30,   AT DECEMBER 31,         CHANGE
                                                                      1997              1996      AMOUNT   PERCENT
                                                               -----------   ---------------   ---------   -------
Dollars in millions
COMMERCIAL
Equipment Financing and Leasing
Finance receivables
  Capital Finance(1)                                            $ 2,529.5       $ 4,302.7      $(1,773.2)   (41.2)%
  Equipment Financing(1)                                          7,121.2         5,616.8        1,504.4     26.8
                                                                ---------       ---------      ---------   ------
                                                                  9,650.7         9,919.5         (268.8)    (2.7)
                                                                ---------       ---------      ---------   ------
Operating lease equipment, net
  Capital Finance(1)                                              1,101.3           975.5          125.8     12.9
  Equipment Financing(1)                                            471.7           426.6           45.1     10.6
                                                                ---------       ---------      ---------   ------
                                                                  1,573.0         1,402.1          170.9     12.2
                                                                ---------       ---------      ---------   ------
  Total Equipment Financing and Leasing                          11,223.7        11,321.6          (97.9)    (0.9)
                                                                ---------       ---------      ---------   ------
Factoring
  Commercial Services                                             1,894.4         1,804.7           89.7      5.0
                                                                ---------       ---------      ---------   ------
Commercial Finance
  Business Credit                                                 1,357.2         1,235.6          121.6      9.8
  Credit Finance                                                    812.3           797.8           14.5      1.8
                                                                ---------       ---------      ---------   ------
  Total Commercial Finance                                        2,169.5         2,033.4          136.1      6.7
                                                                ---------       ---------      ---------   ------
  Total commercial                                               15,287.6        15,159.7          127.9      0.1
                                                                ---------       ---------      ---------   ------
CONSUMER
Consumer Finance(2)                                               2,202.2         2,005.5          196.7      9.8
Sales Financing(3)                                                1,848.0         1,349.8          498.2     36.9
                                                                ---------       ---------      ---------   ------
  Total consumer                                                  4,050.2         3,355.3          694.9     20.7
                                                                ---------       ---------      ---------   ------
CORPORATE AND OTHER                                                  53.1            53.0            0.1      0.2
                                                                ---------       ---------      ---------   ------
  Total financing and leasing assets                             19,390.9        18,568.0          822.9      4.4
Consumer finance receivables previously securitized and
  currently managed by the Company                                1,446.7         1,437.4            9.3      0.6
                                                                ---------       ---------      ---------   ------
Total managed assets                                            $20,837.6       $20,005.4      $   832.2      4.2 %
                                                                =========       =========      =========   ======

---------------
(1) On January 1, 1997, $1,519.2 million of financing and leasing assets were transferred from Capital Finance to Equipment Financing.

(2) Consists of home equity finance receivables.

(3) Consists of finance receivables secured by manufactured housing, recreation vehicles and recreational boats.

Commercial financing and leasing assets were relatively unchanged from December 31, 1996 due to continued paydowns and a highly competitive marketplace. The growth in operating lease equipment occurred primarily in commercial aircraft and railroad equipment. The increase in consumer financing and leasing assets is mainly due to the growth by over 40% in new business originations by Sales Financing, primarily in respect of recreational boats and manufactured housing products. Substantially all recreational boat, recreation vehicle and home equity finance receivables originated in 1997 are classified as held for sale at June 30, 1997.

Financing and Leasing Assets Composition

The Company's ten largest financing and leasing asset accounts at June 30, 1997 in the aggregate represented 4.5% of the Company's total financing and leasing assets. All ten of such accounts are commercial accounts and are secured by equipment, accounts receivable or inventory.

Geographic Composition. The following table presents financing and leasing assets by customer location.

                                                          -----------------------------------------------------
                                                             AT JUNE 30, 1997            AT DECEMBER 31, 1996
                                                           AMOUNT         PERCENT          AMOUNT       PERCENT
                                                          ---------       -------       ---------       -------
Dollars in millions
United States
  West                                                    $ 4,683.4         24.1%       $ 4,599.4         24.8%
  Northeast                                                 4,348.2         22.4          4,279.4         23.0
  Midwest                                                   4,088.4         21.1          3,727.1         20.1
  Southeast                                                 2,806.2         14.5          2,814.1         15.1
  Southwest                                                 2,242.4         11.6          2,036.6         11.0
Foreign (principally commercial aircraft)                   1,222.3          6.3          1,111.4          6.0
                                                          ---------        -----        ---------        -----
  Total                                                   $19,390.9        100.0%       $18,568.0        100.0%
                                                          =========        =====        =========        =====

The Company's financing and leasing asset portfolio is diversified by state. At June 30, 1997, with the exception of California (12.6%), New York (7.9%) and Texas (7.6%), no state represented more than 5% of financing and leasing assets.

Industry Composition. The following table presents financing and leasing assets by major industry class.

                                                          -----------------------------------------------------
                                                             AT JUNE 30, 1997            AT DECEMBER 31, 1996
                                                           AMOUNT         PERCENT          AMOUNT       PERCENT
                                                          ---------       -------       ---------       -------
Dollars in millions
Manufacturing(1) (none greater than 4.8%)                 $ 4,533.0         23.4%       $ 4,472.8         24.0%
Home mortgage                                               2,202.2         11.4          2,005.5         10.8
Commercial airline(2)                                       1,998.3         10.3          1,910.0         10.3
Construction equipment                                      1,668.8          8.6          1,683.1          9.1
Retail                                                      1,617.6          8.3          1,651.1          8.9
Transportation(3)                                           1,108.7          5.7          1,184.5          6.4
Manufactured housing(4)                                       963.6          5.0            790.3          4.3
Other (none greater than 3.6%)(5)                           5,298.7         27.3          4,870.7         26.2
                                                          ---------        -----        ---------        -----
Total                                                     $19,390.9        100.0%       $18,568.0        100.0%
                                                          =========        =====        =========        =====

---------------
(1) Includes manufacturers of steel and metal products, textiles and apparel, printing and paper products and other industries.

(2) See "-- Concentrations" below for a discussion of the commercial airline portfolio.

(3) Includes rail, bus, over-the-road trucking and business aircraft industries.

(4) Excludes securitized finance receivables of $381.0 million and $412.2 million at June 30, 1997 and December 31, 1996, respectively.

(5) Excludes securitized recreation vehicle finance receivables of $638.8 million and $746.8 million at June 30, 1997 and December 31, 1996, respectively, and recreational boat finance receivables of $426.9 million and $278.4 million at June 30, 1997 and December 31, 1996, respectively.

Concentrations

Commercial Airline Industry. Commercial airline financing and leasing assets totaled $2.0 billion or 10.3% of total financing and leasing assets at June 30, 1997, up slightly from $1.9 billion at December 31, 1996. The portfolio is secured by commercial aircraft and related equipment. The Company has determined to grow this portfolio, but will continue to monitor the size of the portfolio relative to the Company's total financing and leasing assets.

The following table presents information about the commercial airline industry portfolio. See also "-- Operating Lease Equipment."

                                                                             ---------------------------------
                                                                             AT JUNE 30,       AT DECEMBER 31,
                                                                                1997                1996
                                                                             -----------       ---------------
Dollars in millions
Finance receivables:
  Amount outstanding(1)                                                       $ 1,271.6           $    1,286.0
  Number of obligors                                                                 50                     54
Operating lease equipment, net
  Net carrying value                                                          $   726.7           $      624.0
  Number of obligors                                                                 34                     32
          Total                                                               $ 1,998.3           $    1,910.0
Number of obligors(2)                                                                67                     72
Number of aircraft(3)                                                               228                    239

---------------
(1) Includes accrued rents on operating leases that are classified as finance receivables in the Company's Consolidated Balance Sheets.

(2) Certain obligors are obligors under both finance receivable and operating lease transactions.

(3) Regulations established by the Federal Aviation Administration (the "FAA") limit the maximum permitted noise an aircraft may make. A Stage III aircraft meets a more restrictive noise level requirement than a Stage II aircraft. The FAA has issued rules which phase out the use of Stage II aircraft in the United States through the year 2000. The International Civil Aviation Organization has issued similar requirements for Europe. At June 30, 1997, the portfolio consisted of Stage III aircraft of $1,839.7 million (92.1%) and Stage II aircraft of $126.9 million (6.3%), versus Stage III aircraft of $1,733.2 million (90.7%) and Stage II aircraft of $149.1 million (7.8%) at year-end 1996.

Foreign Outstandings. Financing and leasing assets to foreign obligors, primarily to the commercial airline industry, are all U.S. dollar denominated and totaled $1.2 billion at June 30, 1997. The largest exposures at June 30, 1997 were to obligors in France, $129.2 million (0.67% of financing and leasing assets), the United Kingdom, $116.6 million (0.60%), and Mexico, $108.4 million (0.56%). The remaining foreign exposure was geographically dispersed, with no other individual country representing more than 0.51% of financing and leasing assets.

At December 31, 1996, financing and leasing assets to foreign obligors totaled $1.1 billion. The largest exposures at December 31, 1996 were to obligors in Mexico, $141.5 million (0.76%), France, $130.4 million (0.70%), and the United Kingdom, $126.9 million (0.68%). The remaining foreign exposure was geographically dispersed, with no other individual country representing more than 0.51% of financing and leasing assets.

Highly Leveraged Transactions. Highly-leveraged transactions ("HLTs") totaled less than 2.0% of financing and leasing assets at June 30, 1997 and December 31, 1996, respectively. The Company's HLT outstandings are generally secured by collateral, as distinguished from HLTs that rely primarily on cash flows from operations. Unfunded commitments to lend in secured HLT situations were $142.4 million at June 30, 1997 compared with $144.1 million at year-end 1996.

Past Due and Nonaccrual Finance Receivables and Assets Received in Satisfaction of Loans

The following table sets forth certain information concerning past due and nonaccrual finance receivables and assets received in satisfaction of loans at June 30, 1997 and December 31, 1996.

                                                                            ----------------------------------
                                                                            AT JUNE 30,        AT DECEMBER 31,
                                                                                1997                1996
                                                                            ------------       ---------------
Dollars in millions
Finance receivables, past due 60 days or more                                   $284.1                  $292.3
Finance receivables, past due 60 days or more, as a percentage of
  finance receivables                                                             1.69%                   1.72%
Finance receivables on nonaccrual status                                        $107.1                  $119.6
Assets received in satisfaction of loans(1)                                       44.5                    47.9
                                                                            ----------                --------
  Total nonperforming assets                                                    $151.6                  $167.5
                                                                            ==========                ========
Total nonperforming assets as a percentage of finance receivables                 0.90%                   0.99%

---------------
(1) Consists primarily of cruise line vessels.

Recent Accounting Pronouncements

The Company adopted Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 125") as amended by Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" (collectively referred to hereafter as "SFAS 125") on January 1, 1997. SFAS 125 uses a "financial components" approach that focuses on control to determine the proper accounting for financial asset transfers and addresses the accounting for servicing rights on financial assets in addition to mortgage loans. Securitizations of finance receivables are accounted for as sales when legal and effective control over the related receivables is surrendered. Servicing assets or liabilities are recognized when the servicing rights are retained by the seller.

In accordance with the transition rules set forth in SFAS 125, the Company, on January 1, 1997, reclassified the portion of previously recognized excess servicing assets that did not exceed contractually specified servicing fees to servicing assets which are included in other assets in the Company's Consolidated Balance Sheets. The remaining balances of previously recognized excess servicing assets are included in other assets in the Consolidated Balance Sheets and are classified as available-for-sale investment securities subject to the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The amortized cost approximates the current fair market value of such assets.

The adoption of SFAS 125 did not have a significant impact on the Company's financial position, results of operations or liquidity.

Additionally, in February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 128 "Earnings Per Share" ("SFAS 128"). SFAS 128 establishes standards for the presentation and disclosure for earnings per share ("EPS"). It also simplifies the standards for computing EPS, and makes them comparable to international EPS standards. SFAS 128 replaces the presentation of primary and fully diluted EPS with basic and diluted EPS, respectively, and requires the reconciliation of the numerator and denominator of basic EPS with that of diluted EPS. SFAS 128 is effective for financial statements for both interim and annual periods ending after December 15, 1997. Earlier application is not permitted. After adoption, all prior period EPS is required to be restated to conform with SFAS 128.

YEAR ENDED DECEMBER 31, 1996 VS. YEAR ENDED DECEMBER 31, 1995

Overview

For the year ended December 31, 1996, net income totaled $260.1 million, an increase of 15.5% from $225.3 million for the same period in 1995, and represented the ninth consecutive increase in annual earnings and the sixth consecutive year of record earnings. The 1996 results reflect stronger revenues from increased finance income and higher fees and other income, partially offset by an increase in operating expenses.

Financing and leasing assets totaled a record $18.6 billion, an increase of 8.8% over 1995. This increase is the result of growth in the operating lease portfolio as well as strong new business originations across all units, particularly in the areas of consumer and small to medium ticket equipment financing, offset by paydowns. Additionally, the Company continued its securitization activity, securitizing $774.9 million of recreation vehicle and recreational boat finance receivables during 1996, compared with securitizations of recreation vehicle and manufactured housing finance receivables of $723.2 million in 1995. Managed assets totaled $20.0 billion, an increase of 11.3% over $18.0 billion in 1995.

Net Finance Income

A comparison of the components of 1996 and 1995 net finance income is set forth below.

                                                             --------------------------------------------------
                                                             YEARS ENDED DECEMBER 31,            INCREASE
                                                                  1996           1995        AMOUNT     PERCENT
                                                             ---------      ---------      --------     -------
Dollars in millions
Finance income                                               $ 1,646.2      $ 1,529.2      $  117.0        7.7%
Interest expense                                                 848.3          831.5          16.8        2.0
                                                             ---------      ---------      --------       ----
Net finance income                                           $   797.9      $   697.7      $  100.2       14.4%
                                                             =========      =========      ========       ====
AEA                                                          $16,543.1      $15,377.5      $1,165.6        7.6%
Net finance income as a percentage of AEA                         4.82%          4.54%

Finance income totaled $1,646.2 million in 1996, up $117.0 million or 7.7% over 1995. As a percentage of AEA, finance income was 9.90% for both periods. Commercial segment finance income as a percentage of commercial AEA was 9.93% for each of 1996 and 1995 and consumer segment finance income as a percentage of consumer AEA was 9.85% for 1996 compared to 9.79% for 1995. Interest expense totaled $848.3 million in 1996, up $16.8 million or 2.0% over 1995. As a percentage of AEA, 1996 interest expense decreased to 5.08% from 5.36% in 1995.

Net finance income increased $100.2 million or 14.4% in 1996, surpassing the growth in AEA as a result of both lower borrowing costs and higher yield-related fees on account terminations.

A comparative analysis of the weighted average principal outstanding and interest rates paid on the Company's debt, before and after giving effect to interest rate swaps, is shown in the following table.

                                         ----------------------------------------------------------------------------
                                                                   YEARS ENDED DECEMBER 31,
                                                         1996                                    1995
                                         ------------------------------------    ------------------------------------
                                           BEFORE SWAPS        AFTER SWAPS         BEFORE SWAPS        AFTER SWAPS
                                         ----------------    ----------------    ----------------    ----------------
Dollars in millions
Commercial paper and variable-rate
  senior notes                           $ 9,952.2   5.48%   $ 6,774.3   5.42%   $ 9,785.4   6.03%   $ 7,226.0   6.02%
Fixed-rate senior and subordinated notes   3,917.0   6.83      7,094.9   6.68      3,194.5   7.09      5,753.9   6.78
                                         ---------           ---------           ---------           ---------
Composite                                $13,869.2   5.86%   $13,869.2   6.06%   $12,979.9   6.29%   $12,979.9   6.36%
                                         =========           =========           =========           =========

The Company's interest-rate swaps principally convert floating-rate debt to fixed-rate debt and resulted in lowered variable and fixed rates during both periods. The increases in the composite interest rates after the effect of hedging activity reflect the greater proportion of debt effectively paying fixed interest rates. The weighted average interest rates before the effect of swap hedging activity do not necessarily reflect the interest expense that would have been incurred had the Company chosen to manage interest rate risk without the use of such swaps.

Fees and Other Income

Fees and other income improved $59.4 million to $244.1 million during 1996, primarily due to higher gains from equipment sales and venture capital investment transactions and, to a lesser extent, increased servicing fees associated with the Company's managed third party portfolio and higher factoring commissions.

The following table sets forth the components of fees and other income.

                                                                                   -----------------------
                                                                                    YEARS ENDED DECEMBER
                                                                                             31,
                                                                                    1996             1995
                                                                                   ------           ------
Dollars in millions
Commissions, fees and other                                                        $165.2           $147.9
Gains on equipment and other investment sales                                        54.6(1)          10.5
Gains on sales and securitizations of finance receivables                            24.3             26.3
                                                                                   ------           ------
                                                                                   $244.1           $184.7
                                                                                   ======           ======

---------------
(1) Includes a $16.2 million gain resulting from the sale of venture capital investments.

Salaries and General Operating Expenses

Salaries and general operating expenses increased $47.4 million or 13.7 percent to $393.1 million in 1996 from $345.7 million in 1995. Salaries and employee benefits rose $29.6 million (15.3%) while general operating expenses rose $17.8 million (11.7%). Personnel increased to 2,950 at December 31, 1996 from 2,750 at December 31, 1995.

The increase in expenses from 1995 to 1996 is primarily due to strong new business originations and 12.6% growth in ASA, and the Company's continued investment in its consumer-related infrastructure.

Changes in the relationship of salaries and employee benefits and general operating expenses to AEA and ASA are set forth below:

                                                   ---------------------------------------------------------
                                                                   YEARS ENDED DECEMBER 31,
                                                              1996                           1995
                                                   --------------------------     --------------------------
                                                   AMOUNT     % AEA     % ASA     AMOUNT     % AEA     % ASA
                                                   ------     -----     -----     ------     -----     -----
Dollars in millions
Salaries and employee benefits                     $223.0     1.35%     1.22%     $193.4     1.26%     1.19%
General operating expenses                         170.1      1.03      0.93      152.3      0.99      0.94
                                                   ------     ----      ----      ------     ----      ----
          Total                                    $393.1     2.38%     2.15%     $345.7     2.25%     2.13%
                                                   ======     ====      ====      ======     ====      ====

Provision and Reserve for Credit Losses

Net credit losses were $101.5 million in 1996 compared with $77.2 million in 1995, primarily reflecting provisions related to certain nonaccrual loans secured by oceangoing carriers and cruise line vessels, as well as seasoning of the consumer portfolio. Information concerning the provisions for credit losses is summarized in the following table.

                                               -------------------------------------------------------------------
                                                                    YEARS ENDED DECEMBER 31,
                                                             1996                               1995
                                               --------------------------------    -------------------------------
                                               TOTAL     COMMERCIAL    CONSUMER    TOTAL    COMMERCIAL    CONSUMER
                                               ------    ----------    --------    -----    ----------    --------
Dollars in millions
Net credit losses                              $101.5      $ 80.4       $ 21.1     $77.2      $ 67.1       $ 10.1

Net credit losses as a percentage of average
  finance receivables, excluding consumer
  finance receivables held for sale              0.62%       0.59%        0.75%     0.50%       0.51%        0.44%

The reserve for credit losses increased to $220.8 million (1.30% of finance receivables) at December 31, 1996, from $206.0 million (1.30% of finance receivables) at December 31, 1995, primarily reflecting growth in finance receivables.

Operating Lease Equipment

Depreciation on operating lease equipment for 1996 was $121.7 million, up from $79.7 million for 1995 due to growth in the operating lease portfolio. From time to time, certain operators of leased equipment may experience financial or operational difficulties that may affect their ability to meet their contractual obligations with the Company. At December 31, 1996, commercial aircraft with an approximate carrying value of $30.9 million were subject to agreements with an operator that is experiencing such difficulties. The Company does not believe these difficulties will have a material effect on its consolidated financial position or results of operations.

Income Taxes

The provision for federal and state and local income taxes totaled $155.7 million in 1996, compared with $139.8 million in 1995. The effective income tax rate for 1996 declined to 37.4%, compared to 38.3% in 1995, as a result of lower state and local income taxes.

Financing and Leasing Assets

Financing and leasing assets rose $1.5 billion (8.8%) to $18.6 billion in 1996 as presented in the following table.

                                                          ------------------------------------------------------
                                                                 AT DECEMBER 31,                   CHANGE
                                                              1996             1995          AMOUNT      PERCENT
                                                          ------------     ------------     --------     -------
Dollars in millions
COMMERCIAL
Equipment Financing and Leasing
Finance receivables
  Capital Finance                                          $  4,302.7       $  4,548.7      $ (246.0)       (5.4)%
  Equipment Financing                                         5,616.8          4,929.9         686.9        13.9
                                                            ---------        ---------      --------      ------
                                                              9,919.5          9,478.6         440.9         4.7
                                                            ---------        ---------      --------      ------
Operating lease equipment, net
  Capital Finance                                               975.5            750.0         225.5        30.1
  Equipment Financing                                           426.6            363.0          63.6        17.5
                                                            ---------        ---------      --------      ------
                                                              1,402.1          1,113.0         289.1        26.0
                                                            ---------        ---------      --------      ------
  Total Equipment Financing and Leasing                      11,321.6         10,591.6         730.0         6.9
                                                            ---------        ---------      --------      ------
Factoring
  Commercial Services                                         1,804.7          1,743.3          61.4         3.5
                                                            ---------        ---------      --------      ------
Commercial Finance
  Business Credit                                             1,235.6          1,471.0        (235.4)      (16.0)
  Credit Finance                                                797.8            758.7          39.1         5.2
                                                            ---------        ---------      --------      ------
  Total Commercial Finance                                    2,033.4          2,229.7        (196.3)       (8.8)
                                                            ---------        ---------      --------      ------
  Total commercial                                           15,159.7         14,564.6         595.1         4.1
                                                            ---------        ---------      --------      ------
CONSUMER
Consumer Finance(1)                                           2,005.5          1,039.0         966.5        93.0
Sales Financing(2)                                            1,349.8          1,416.9         (67.1)       (4.7)
                                                            ---------        ---------      --------      ------
  Total consumer                                              3,355.3          2,455.9         899.4        36.6
                                                            ---------        ---------      --------      ------
CORPORATE AND OTHER                                              53.0             41.6          11.4        27.4
                                                            ---------        ---------      --------      ------
  Total financing and leasing assets                         18,568.0         17,062.1       1,505.9         8.8
Consumer finance receivables previously securitized and
  currently managed by the Company                            1,437.4            916.5         520.9        56.8
                                                            ---------        ---------      --------      ------
Total managed assets                                       $ 20,005.4       $ 17,978.6      $2,026.8     $  11.3%
                                                            =========        =========      ========      ======

---------------
(1) Consists of home equity finance receivables.

(2) Consists of finance receivables secured by manufactured housing, recreation vehicles and recreational boats.

Commercial financing and leasing assets grew 4.1% due to strong growth in equipment financing, particularly in small to medium ticket originations, and an increased level of operating lease equipment. These increases were offset by high customer paydowns reducing outstanding balances in the commercial financing sector. Consumer financing and leasing assets increased $899.4 million from December 31, 1995 due to higher home equity originations and recreational boat originations and $468.7 million in home equity finance receivables portfolio purchases.

Financing and Leasing Assets Composition
Geographic Composition. The following table presents financing and leasing assets by customer location.

                                                                -----------------------------------------------
                                                                                AT DECEMBER 31,
                                                                        1996                      1995
                                                                ---------------------     ---------------------
                                                                 AMOUNT       PERCENT      AMOUNT       PERCENT
                                                                ---------     -------     ---------     -------
Dollars in millions
United States
  West                                                          $ 4,599.4       24.8%     $ 4,018.1       23.5%
  Northeast                                                       4,279.4       23.0        4,117.6       24.1
  Midwest                                                         3,727.1       20.1        3,227.9       18.9
  Southeast                                                       2,814.1       15.1        2,653.2       15.6
  Southwest                                                       2,036.6       11.0        1,959.4       11.5
Foreign (principally commercial aircraft)                         1,111.4        6.0        1,085.9        6.4
                                                                ---------     ------      ---------     ------
          Total                                                 $18,568.0      100.0%     $17,062.1      100.0%
                                                                =========     ======      =========     ======

Industry Composition. The following table presents financing and leasing assets by major industry class.

                                                                -----------------------------------------------
                                                                                AT DECEMBER 31,
                                                                        1996                      1995
                                                                ---------------------     ---------------------
                                                                 AMOUNT       PERCENT      AMOUNT       PERCENT
                                                                ---------     -------     ---------     -------
Dollars in millions
Manufacturing(1) (none greater than 3.9%)                       $ 4,472.8       24.0%     $ 4,385.7       25.7%
Home mortgage                                                     2,005.5       10.8        1,039.0        6.1
Commercial airline(2)                                             1,910.0       10.3        1,911.6       11.2
Construction equipment                                            1,683.1        9.1        1,463.9        8.6
Retail                                                            1,651.1        8.9        1,519.3        8.9
Transportation(3)                                                 1,184.5        6.4        1,043.1        6.1
Manufactured housing(4)                                             790.3        4.3          561.5        3.3
Other (none greater than 4.1%)(5)                                 4,870.7       26.2        5,138.0       30.1
                                                                ---------     ------      ---------     ------
Total                                                           $18,568.0      100.0%     $17,062.1      100.0%
                                                                =========     ======      =========     ======

---------------
(1) Includes manufacturers of steel and metal products, textiles and apparel, printing and paper products and other industries.

(2) See "--Concentrations" below for a discussion of the commercial airline portfolio.

(3)  Includes rail, bus, over-the-road trucking and business aircraft.

(4) Excludes securitized finance receivables of $412.2 million and $470.8 million at December 31, 1996 and 1995, respectively.

(5) Excludes securitized recreation vehicle finance receivables of $746.8 million and $445.7 million at December 31, 1996 and 1995, respectively, and recreational boat finance receivables of $278.4 million at December 31, 1996.

Concentrations

Commercial Airline Industry. Commercial airline financing and leasing assets totaled $1.9 billion (10.3% of total financing and leasing assets) at December 31, 1996, compared with $1.9 billion (11.2%) in 1995. The portfolio is secured by commercial aircraft and related equipment.

The following table presents information about the commercial airline industry portfolio.

                                                                                      ---------------------
                                                                                         AT DECEMBER 31,
                                                                                        1996         1995
                                                                                      --------     --------
Dollars in millions
Finance receivables
  Amount outstanding(1)                                                               $1,286.0     $1,412.2
  Number of obligors                                                                        54           51
Operating lease equipment, net
  Net carrying value                                                                  $  624.0     $  499.4
  Number of obligors                                                                        32           24
          Total                                                                       $1,910.0     $1,911.6
Number of obligors(2)                                                                       72           68
Number of aircraft(3)                                                                      239          256

---------------
(1) Includes accrued rents on operating leases which are classified as finance receivables in the Company's Consolidated Balance Sheets.

(2) Certain obligors are obligors under both finance receivable and operating lease transactions.

(3) At year-end 1996, the portfolio consisted of Stage III aircraft of $1,733.2 million (90.7%) and Stage II aircraft of $149.1 million (7.8%), versus Stage III aircraft of $1,664.3 million (87.1%) and Stage II aircraft of $207.7 million (10.9%) at year-end 1995.

Foreign Outstandings. Financing and leasing assets to foreign obligors, primarily to the commercial airline industry, are all U.S. dollar denominated and totaled $1.1 billion at December 31, 1996. The largest exposures at December 31, 1996 were to obligors in Mexico, $141.5 million (0.76% of financing and leasing assets), France, $130.4 million (0.70%), and the United Kingdom, $126.9 million (0.68%). The remaining foreign exposure was geographically dispersed with no other individual country representing more than 0.51% of financing and leasing assets.

At December 31, 1995, financing and leasing assets to foreign obligors totaled $1.1 billion. The largest exposures at December 31, 1995 were to obligors in the United Kingdom, $145.5 million (0.85%), France, $122.0 million (0.72%), Mexico, $115.8 million (0.68%), and Australia, $97.0 million (0.57%). The remaining foreign exposure was geographically dispersed with no other individual country representing more than 0.51% of financing and leasing assets.

Highly Leveraged Transactions. The Company uses the following criteria to classify a buyout financing or recapitalization which equals or exceeds $20 million as an HLT:

- The transaction at least doubles the borrower's liabilities and results in a leverage ratio (as defined) higher than 50%, or

- The transaction results in a leverage ratio higher than 75%, or

- The transaction is designated as an HLT by a syndication agent.

A transaction originally reported as an HLT can be removed from this classification ("delisted") if the leveraged company has demonstrated the ability to operate successfully as a highly leveraged entity for at least two years after the original financing and meets one of the following criteria:

- The original financing has been repaid using cash flow from operations, planned asset sales or a capital infusion, or

- The debt has been serviced without undue reliance on unplanned asset sales, and certain leverage ratios (related to the original criteria under which the financing qualified as an HLT) have been maintained.

HLTs which the Company originated and in which it participated totaled $321.4 million (1.7% of financing and leasing assets) at December 31, 1996, down from $412.6 million (2.4%) at December 31, 1995. The decline in HLT outstandings during 1996 was primarily due to payoff of accounts as well as the removal of two companies that met the delisting criteria, partially offset by new HLT fundings. The Company's HLT outstandings are generally secured by collateral, as distinguished from HLTs that rely primarily on cash flows from operations. Unfunded commitments to lend in secured HLT situations were $144.1 million at December 31, 1996, compared with $220.4 million at year-end 1995.

At December 31, 1996, the HLT portfolio consisted of 27 obligors in 3 different industry groups, with 29.5% of the outstandings located in the Northeast region of the United States and 23.8% in the Southeast. One account totaling $16.0 million and $20.1 million was classified as nonaccrual at December 31, 1996 and 1995, respectively.

Past Due and Nonaccrual Finance Receivables and Assets Received in Satisfaction of Loans
The following table sets forth certain information concerning past due and nonaccrual finance receivables and assets received in satisfaction of loans at December 31, 1996 and 1995.

                                                                                         -----------------
                                                                                          AT DECEMBER 31,
                                                                                          1996       1995
                                                                                         ------     ------
Dollars in millions
Finance receivables, past due 60 days or more                                            $292.3     $263.9
Finance receivables, past due 60 days or more, as a percentage of finance receivables      1.72%      1.67%
Finance receivables on nonaccrual status                                                 $119.6     $139.5
Assets received in satisfaction of loans                                                   47.9       42.0
                                                                                         ------     ------
  Total nonperforming assets                                                             $167.5     $181.5
                                                                                         ======     ======
Total nonperforming assets as a percentage of finance receivables                          0.99%      1.15%

Finance receivables on nonaccrual status declined to $119.6 million (0.70% of finance receivables) at December 31, 1996, from $139.5 million (0.88%) at December 31, 1995, primarily due to the transfer of oceangoing carriers and cruise line vessels to assets received in satisfaction of loans.

Assets received in satisfaction of loans increased to $47.9 million at December 31, 1996 from $42.0 million at December 31, 1995. The increase was primarily due to these transfers, offset by the sale of an equity interest in a building supply retailer. The Company has remarketed a majority of the oceangoing carriers and is in the process of remarketing the remaining carriers and cruise line vessels.

The following table summarizes by type assets received in satisfaction of loans.

                                                                                           ---------------
                                                                                           AT DECEMBER 31,
                                                                                           1996      1995
                                                                                           -----     -----
Dollars in millions
Transportation(1)                                                                          $33.6     $ 8.9
Property, equipment and other                                                               14.3       9.0
Retail merchandise, property and accounts receivable(2)                                       --      24.1
                                                                                           ------    ------
  Total                                                                                    $47.9     $42.0
                                                                                           ======    ======

---------------
(1) Transportation includes oceangoing carriers and cruise line vessels in 1996 and oceangoing carriers in 1995.

(2) Retail merchandise, property and accounts receivable included an equity interest in a building supply retailer.

YEAR ENDED DECEMBER 31, 1995 VS. YEAR ENDED DECEMBER 31, 1994

Overview

For the year ended December 31, 1995, net income totaled $225.3 million, an increase of 12.0% from the $201.1 million for 1994, and represented the eighth consecutive increase in annual earnings and the fifth consecutive year of record earnings. The results reflect increased finance income from a higher level of financing and leasing assets, improved fees and other income, and lower net credit losses, offset by an increase in borrowing costs.

Financing and leasing assets, totaled a record $17.1 billion, an increase of 8.2% over 1994. Manufactured housing and recreation vehicle receivables of $723.2 million were securitized during 1995, compared to $198.7 million in 1994. Managed assets totaled $18.0 billion, an increase of 11.9% over 1994.

Net Finance Income

A comparison of the components of 1995 and 1994 net finance income is set forth below.

                                                         ------------------------------------------------------
                                                         YEARS ENDED DECEMBER 31,               INCREASE
                                                              1995            1994         AMOUNT       PERCENT
                                                         ---------       ---------       --------       -------
Dollars in millions
Finance income                                           $ 1,529.2       $ 1,263.8       $  265.4        21.0%
Interest expense                                             831.5           614.0          217.5         35.4
                                                         ---------       ---------       --------        -----
Net finance income                                       $   697.7       $   649.8       $   47.9         7.4%
                                                         =========       =========       ========        =====
Average earning assets ("AEA")                           $15,377.5       $13,630.3       $1,747.2        12.8%
Net finance income as a percent of AEA                       4.54%           4.77%

Finance income totaled $1,529.2 million in 1995, up $265.4 million or 21.0% over 1994. As a percentage of AEA, 1995 finance income increased to 9.90% from 9.19% in 1994. Commercial segment finance income as a percentage of commercial AEA was 9.93% for 1995, compared to 9.18% for 1994, and consumer segment finance income as a percentage of consumer AEA was 9.79% for 1995, compared to 9.28% for 1994,. The increase in both commercial and consumer finance income as a percentage of their respective AEA's was the result of increased origination volume and rising market interest rates. Interest expense totaled $831.5 million in 1995, up $217.5 million or 35.4% over 1994. As a percentage of AEA, 1995 interest expense increased to 5.36% from 4.42% in 1994.

Net finance income increased $47.9 million or 7.4% in 1995, trailing the growth in AEA of 12.8% as higher 1995 market interest rates increased borrowing costs more rapidly than lending yields due to heightened pricing competition, particularly from banks.

A comparative analysis of the weighted average principal outstanding and interest rates paid on the Company's debt, before and after giving effect to interest rate swaps, is shown in the following table.

                               -----------------------------------------------------------------------------------
                                                1995        YEARS ENDED DECEMBER 31,        1994
                                    BEFORE SWAPS           AFTER SWAPS          BEFORE SWAPS           AFTER SWAPS
                               -----------------     -----------------     -----------------     -----------------
Dollars in millions
Commercial paper and variable
  rate senior notes            $ 9,785.4   6.03%     $ 7,226.0   6.02%     $ 8,847.5   4.46%     $ 6,865.7   4.41%
Fixed rate senior and
  subordinated notes             3,194.5    7.09       5,753.9    6.78       2,525.8    7.24       4,507.6    6.70
                               ---------             ---------             ---------             ---------
Composite                      $12,979.9   6.29%     $12,979.9   6.36%     $11,373.3   5.07%     $11,373.3   5.32%
                               =========             =========             =========             =========

The Company's interest-rate swaps principally convert floating-rate debt to fixed-rate debt and resulted in lowered variable and fixed rates during both periods. The increases in the composite interest rates after the effect of hedging activity reflect the greater proportion of debt effectively paying fixed interest rates. The weighted average interest rates before the effect of swap hedging activity do not reflect the interest expense that would have been incurred had the Company chosen to manage interest rate risk without the use of such swaps.

Fees and Other Income

Fees and other income improved $10.3 million to $184.7 million during 1995 due to higher gains from securitizations of manufactured housing and recreation vehicle receivables, offset by lower factoring commissions due to the weak retailing environment.

The following table sets forth the components of fees and other income.

                                                                                 -------------------------
                                                                                 YEARS ENDED DECEMBER 31,
                                                                                   1995               1994
                                                                                 ------             ------
Dollars in millions
Commissions, fees and other                                                      $147.9             $148.3
Gains on equipment and other investment sales                                      10.5               10.1
Gains on sales and securitizations of finance receivables                          26.3               16.0
                                                                                 ------             ------
                                                                                 $184.7             $174.4
                                                                                 ======             ======

Salaries and General Operating Expenses

Salaries and general operating expenses increased $7.8 million or 2.3% to $345.7 million in 1995 from $337.9 million in 1994, reflecting significant productivity achievements during a year of 12.8% AEA growth. Salaries and employee benefits rose $7.6 million (4.0%) and general operating expenses increased $0.2 million during 1995. Personnel increased to 2,750 at December 31, 1995 from 2,700 at December 31, 1994.

Changes in the relationship of salaries and employee benefits and general operating expenses to AEA and ASA are set forth below:

                                              ---------------------------------------------------------
                                                              YEARS ENDED DECEMBER 31,
                                                         1995                           1994
                                              --------------------------     --------------------------
                                              AMOUNT     % AEA     % ASA     AMOUNT     % AEA     % ASA
                                              ------     -----     -----     ------     -----     -----
Dollars in millions
Salaries and employee benefits                $193.4     1.26%     1.19%     $185.8     1.36%     1.32%
General operating expenses                    152.3      0.99      0.94      152.1      1.12      1.08
                                              ------     -----     -----     ------     -----     -----
  Total                                       $345.7     2.25%     2.13%     $337.9     2.48%     2.40%
                                              ======     =====     =====     ======     =====     =====

Provision and Reserve for Credit Losses
Net credit losses were $77.2 million in 1995, down $7.0 million (8.3%) from $84.2 million in 1994, reflecting a higher level of recoveries during 1995. Information concerning the provisions for credit losses is summarized in the following table.

                                                    -------------------------------------------------------------
                                                                      YEARS ENDED DECEMBER 31,
                                                                1995                            1994
                                                    -----------------------------   -----------------------------
                                                    TOTAL   COMMERCIAL   CONSUMER   TOTAL   COMMERCIAL   CONSUMER
                                                    -----   ----------   --------   -----   ----------   --------
Dollars in millions
Net credit losses                                   $77.2      $67.1       $10.1    $84.2     $ 74.8      $  9.4
Net credit losses as a percentage of average
  finance receivables, excluding consumer finance
  receivables held for sale                         0.50%      0.51%       0.44%    0.61%      0.62%       0.55%

The reserve for credit losses increased to $206.0 million (1.30% of finance receivables) at December 31, 1995, from $192.4 million (1.30% of finance receivables) at December 31, 1994, primarily reflecting growth in finance receivables.

Income Taxes
The provision for federal and state and local income taxes totaled $139.8 million in 1995, compared with $123.9 million in 1994. The effective income tax rate for 1995 was 38.3% compared to 38.1% in 1994.

Financing and Leasing Assets
Financing and leasing assets rose $1.3 billion (8.2%) to $17.1 billion in 1995 as presented in the following table.

                                                               ------------------------------------------------
                                                                   AT DECEMBER 31,                CHANGE
                                                                 1995          1994         AMOUNT      PERCENT
                                                               ---------     ---------     --------     -------
Dollars in millions
COMMERCIAL
Equipment Financing and Leasing
Finance receivables
  Capital Finance                                              $ 4,548.7     $ 4,493.5     $   55.2        1.2%
  Equipment Financing                                            4,929.9       4,269.7        660.2       15.5
                                                               ---------     ---------     --------      -----
                                                                 9,478.6       8,763.2        715.4        8.2
                                                               ---------     ---------     --------      -----
Operating lease equipment, net
  Capital Finance                                                  750.0         648.7        101.3       15.6
  Equipment Financing                                              363.0         219.2        143.8       65.6
                                                               ---------     ---------     --------      -----
                                                                 1,113.0         867.9        245.1       28.2
                                                               ---------     ---------     --------      -----
  Total Equipment Financing and Leasing                         10,591.6       9,631.1        960.5       10.0
                                                               ---------     ---------     --------      -----
Factoring
  Commercial Services                                            1,743.3       1,896.2       (152.9)      (8.1)
Commercial Finance
  Business Credit                                                1,471.0       1,442.1         28.9        2.0
  Credit Finance                                                   758.7         719.6         39.1        5.4
                                                               ---------     ---------     --------      -----
  Total Commercial Finance                                       2,229.7       2,161.7         68.0        3.1
                                                               ---------     ---------     --------      -----
  Total commercial                                              14,564.6      13,689.0        875.6        6.4
                                                               ---------     ---------     --------      -----
CONSUMER
Consumer Finance(1)                                              1,039.0         570.8        468.2       82.0
Sales Financing(2)                                               1,416.9       1,471.2        (54.3)      (3.7)
                                                               ---------     ---------     --------      -----
  Total consumer                                                 2,455.9       2,042.0        413.9       20.3
                                                               ---------     ---------     --------      -----
CORPORATE AND OTHER                                                 41.6          34.4          7.2       20.9
                                                               ---------     ---------     --------      -----
  Total financing and leasing assets                            17,062.1      15,765.4      1,296.7        8.2
Consumer finance receivables previously securitized and
  currently managed by the Company                                 916.5         306.7        609.8      198.8
                                                               ---------     ---------     --------      -----
Total managed assets                                           $17,978.6     $16,072.1     $1,906.5       11.9%
                                                               =========     =========     ========      =====

---------------
(1) Consists of home equity finance receivables.

(2) Consists of finance receivables secured by manufactured housing, recreation vehicles and recreational boats.

Total commercial financing and leasing assets rose 6.4% due to growth in small and medium ticket originations, partially offset by lower factoring finance receivables as a result of weakness in the retail industry. Consumer financing and leasing assets grew 20.3% from December 31, 1994 due to higher home equity, recreational vehicle and manufactured housing originations.

Financing and Leasing Assets Composition

Concentrations

Commercial Airlines. Commercial airline financing and leasing assets totaled $1.9 billion (11.2% of total financing and leasing assets) at December 31, 1995, compared with $1.9 billion (12.0%) in 1994. The portfolio is secured by commercial aircraft and related equipment. The following table presents information about the commercial airline industry portfolio.

                                                                                        --------------------
                                                                                          AT DECEMBER 31,
                                                                                            1995        1994
                                                                                        --------    --------
Dollars in millions
Finance receivables:
  Amount outstanding(1)                                                                 $1,412.2    $1,417.0
  Number of obligors                                                                          51          46
Operating lease equipment:
  Net carrying value                                                                    $  499.4    $  482.3
  Number of obligors                                                                          24          21
          Total                                                                         $1,911.6    $1,899.3
  Number of obligors(2)                                                                       68          62
  Number of aircraft(3)                                                                      256         272

---------------
(1) Includes accrued rents on operating leases which are classified as finance receivables in the Company's Consolidated Balance Sheets.

(2) Certain obligors are obligors under both finance receivable and operating lease transactions.

(3) At year-end 1995, the portfolio consisted of Stage III aircraft of $1,664.3 million (87.1%) and Stage II aircraft of $207.7 million (10.9%), versus Stage III aircraft of $1,587.5 million (83.6%) and Stage II aircraft of $262.2 million (13.8%) at year-end 1994. The decline in the number of aircraft from December 1994 principally reflects the maturity of loans with one obligor collateralized by 17 aircraft.

Foreign Outstandings. Financing and leasing assets to foreign obligors, primarily to the commercial airline industry, are all U.S. dollar denominated and totaled $1.1 billion at December 31, 1995. The largest exposures at December 31, 1995 were to obligors in the United Kingdom, $145.5 million (0.85% of financing and leasing assets), France, $122.0 million (0.72%), Mexico, $115.8 million (0.68%), and Australia, $97.0 million (0.57%). The remaining foreign exposure was geographically dispersed with no other individual country representing more than 0.56% of financing and leasing assets.

At December 31, 1994, financing and leasing assets to foreign obligors totaled $1.1 billion. The largest exposures at December 31, 1994 were to obligors in the United Kingdom, $177.2 million (1.12%), Mexico, $140.0 million (0.89%), France, $120.2 million (0.76%), and $99.7 million (0.63%) to obligors in Australia. The remaining foreign exposure was geographically dispersed, with no other individual country representing more than 0.56% of financing and leasing assets.

Highly Leveraged Transactions. HLTs totaled $412.6 million (2.42% of financing and leasing assets) at December 31, 1995, down from $436.1 million (2.77%) at December 31, 1994. The decline in HLT outstandings during 1995 was primarily due to payoff of accounts as well as a company that met the delisting criteria, partially offset by new HLT fundings. The Company's HLT outstandings are generally secured by collateral, as distinguished from HLTs that rely primarily on cash flows from operations. Unfunded commitments to lend in secured HLT situations were $220.4 million at December 31, 1995, compared with $202.1 million at year-end 1994.

At December 31, 1995, the HLT portfolio consisted of 33 obligors in three different industry groups, with 34.32% of the outstandings located in the Southeast region of the United States and 24.43% in the West. One account totaling $20.1 million was classified as nonaccrual at December 31, 1995, compared with four accounts totaling $57.7 million at year-end 1994.

Past Due and Nonaccrual Finance Receivables and Assets Received in Satisfaction of Loans
The following table sets forth certain information concerning past due and nonaccrual finance receivables and assets received in satisfaction of loans at December 31, 1995 and 1994.

                                                                                         -----------------
                                                                                          AT DECEMBER 31,
                                                                                          1995       1994
                                                                                         ------     ------
Dollars in millions
Finance receivables, past due 60 days or more                                            $263.9     $176.9
Finance receivables, past due 60 days or more, as a percentage of finance receivables      1.67%      1.20%
Finance receivables on nonaccrual status                                                 $139.5     $110.2
Assets received in satisfaction of loans                                                   42.0       86.5
                                                                                          -----      -----
          Total nonperforming assets                                                     $181.5     $196.7
                                                                                          =====      =====
Total nonperforming assets as a percentage of finance receivables                          1.15%      1.33%

Finance receivables of $42.9 million collateralized by oceangoing carriers of a shipping company and $36.6 million of finance receivables collateralized by two cruise line vessels were placed on nonaccrual status during the third quarter of 1995.

The following table summarizes by type assets received in satisfaction of loans.

                                                                                           ---------------
                                                                                           AT DECEMBER 31,
                                                                                           1995      1994
                                                                                           -----     -----
Dollars in millions
Retail merchandise, property and accounts receivable(1)                                    $24.1     $32.3
Transportation(2)                                                                            8.9       4.4
Property, equipment and other                                                                9.0      13.8
Commercial aircraft                                                                           --      36.0
                                                                                           -----     -----
          Total                                                                            $42.0     $86.5
                                                                                           =====     =====

---------------
(1) Retail merchandise, property and accounts receivable includes an equity interest in a building supply retailer.

(2) Transportation includes oceangoing carriers in 1995 and buses in 1994.

LIQUIDITY

The Company manages liquidity by monitoring the relative maturities of assets and liabilities and by borrowing funds, primarily in the U.S. money and capital markets. Such cash is used to fund asset growth (including the bulk purchase of finance receivables and the acquisition of other finance-related businesses) and to meet debt obligations and other commitments on a timely and cost-effective basis. The primary sources of funding are commercial paper borrowings, medium-term notes, other term debt securities and securitizations.

During the first six months of 1997, commercial paper borrowings increased $550.8 million from $5.8 billion at December 31, 1996 to $6.4 billion at June 30, 1997. Commercial paper outstanding decreased $278.6 million to $5.8 billion at December 31, 1996 from $6.1 billion at December 31, 1995.

During the first six months of 1997, the Company issued $1.0 billion of prime-based variable-rate term debt. During the years 1996 and 1995, the Company issued $2.3 billion and $2.6 billion, respectively, of variable-rate term debt. During the six months ended June 30, 1997, the Company issued $0.9 billion of fixed-rate debt and during the years 1996 and 1995 the Company issued $2.5 billion and $1.2 billion of fixed-rate debt, respectively.

Repayments of debt totaled $1.8 billion during the six months ended June 30, 1997. During the years 1996 and 1995, the Company repaid $3.5 billion and $3.0 billion of debt, respectively.

At June 30, 1997, $9.1 billion of registered, but unissued, debt securities remained available under shelf registration statements.

The Company's commercial paper, publicly issued variable-rate and fixed-rate senior debt, and senior subordinated long-term notes and debentures are rated by Moody's Investor Services, Inc., Duff & Phelps Credit Rating Company and Standard & Poor's Ratings Group.

At June 30, 1997, commercial paper borrowings were supported by $5.0 billion of committed revolving credit-line facilities, a decrease of $145.0 million from December 31, 1996. At June 30, 1997, such credit-line facilities represented 81% of operating commercial paper outstanding (commercial paper outstanding less interest-bearing deposits), as compared to 90.2% at December 31, 1996. No borrowings have been made under credit lines supporting commercial paper since 1970.

As part of the Company's continuing program of accessing the public and private asset-backed securitization markets as an additional liquidity source, recreational boat finance receivables of $139.1 million were securitized by the Company during the first six months of 1997. The Company securitized recreation vehicle finance receivables and recreational boat finance receivables of $774.9 million in 1996 and manufactured housing and recreation vehicle finance receivables of $723.2 million in 1995.

During July 1997, home equity finance receivables totaling $500.0 million were securitized. After giving effect to that securitization, the Company had $700.0 million of registered, but unissued, securities at July 31, 1997 relating to the Company's asset-backed securitization program available under shelf registration statements.

In February 1997, CIT Capital Trust I, a wholly-owned subsidiary of the Company, issued $250.0 million of 7.70% Preferred Capital Securities, the proceeds of which were invested in Junior Subordinated Debentures of the Company having identical rates and payment dates.

Through March 31, 1996, the Company operated under a dividend policy requiring the payment of dividends by the Company equal to and not exceeding 50% of net operating earnings on a quarterly basis. Commencing with the 1996 second quarter dividend, the dividend policy of the Company was changed to require the payment of dividends by the Company of 30% of net operating earnings on a quarterly basis. During the first six months of 1997, $48.6 million of regular cash dividends were paid and, during 1996 and 1995, regular cash dividends of $98.9 million and $104.1 million, respectively, were paid. On December 24, 1996, with the consent of the Company's stockholders, the Company paid a special dividend in the aggregate amount of $165.0 million to its stockholders. DKB and CBC Holding (Delaware) Inc. ("CBC Holding") immediately contributed an aggregate amount of $165.0 million to the paid-in-capital of the Company in proportion to their respective 80% and 20% ownership interests.

In connection with the Offerings, the Company will terminate its current dividend policy in favor of a new policy beginning with the payment of a dividend for the first quarter of 1998. By agreement of DKB and CBC Holding, the final cash dividend under the Company's current policy will be paid to DKB and CBC Holding for the fourth quarter of 1997 prior to the consummation of the Offerings. The amount of the fourth quarter dividend will not exceed the amount of the Company's 1997 third quarter dividend.

                                    BUSINESS

OVERVIEW

The Company is a leading diversified finance organization offering secured commercial and consumer financing primarily in the United States to smaller, middle-market and larger businesses and to individuals through a nationwide distribution network. The Company commenced operations in 1908 and has developed a broad array of "franchise" strategic business units that focus on specific industries, asset types and markets, which are balanced by client, industry and geographic diversification. The Company believes that its strong credit risk management expertise and long-standing commitment to its markets and its customers provides it with a competitive advantage.

The Company believes that in 1996 it had the largest factoring operation and the fourth largest equipment financing and leasing operation in the United States. The Company also has a leading market position in recreation vehicle lending and has significant operations in commercial finance, sales finance and home equity lending. In addition, the Company has significant operations financing the aerospace, construction, transportation, machine tool manufacturing and railroad industries.

At June 30, 1997, the Company had total assets of $20.0 billion and stockholders' equity of $2.2 billion. Net income totaled a record $163.8 million for the six months ended June 30, 1997 and a record $260.1 million for the year ended December 31, 1996. Over the five years ended December 31, 1996, the Company's net income grew at a compound annual rate of 11.6%, while total financing and leasing assets and managed assets grew at compound annual rates of 9.7% and 11.4%, respectively. Over the three years ended December 31, 1996, net income grew at a compound annual rate of 12.6%, and total financing and leasing assets and managed assets grew at compound annual rates of 11.1% and 13.4%, respectively. Such growth resulted from expansion into new lines of business, the introduction of new products, increased profitability of existing businesses and acquisitions.

The following table sets forth certain information concerning financing and leasing assets as well as consumer finance receivables previously securitized and currently managed by the Company at December 31 of each of the five years ended December 31, 1996 and at June 30, 1997. "Financing and leasing assets" are comprised of finance receivables, operating lease equipment, consumer finance receivables held for sale and certain investments.

                                              ---------------------------------------------------------------------
                                                     AT                        AT DECEMBER 31,
                                               JUNE 30,   ---------------------------------------------------------
                                                   1997        1996        1995        1994        1993        1992
                                              ---------   ---------   ---------   ---------   ---------   ---------
Dollars in millions
Financing and leasing assets:
  Commercial                                  $15,287.6   $15,159.7   $14,564.6   $13,689.0   $11,937.1   $10,822.5
  Consumer(1)                                   4,050.2     3,355.3     2,455.9     2,042.0     1,589.3     1,411.8
  Other                                            53.1        53.0        41.6        34.4        21.6        12.0
                                              ---------   ---------   ---------   ---------   ---------   ---------
Total financing and leasing assets            $19,390.9   $18,568.0   $17,062.1   $15,765.4   $13,548.0   $12,246.3
Consumer finance receivables previously
  securitized and currently managed by the
  Company                                       1,446.7     1,437.4       916.5       306.7       175.6        43.8
                                              ---------   ---------   ---------   ---------   ---------   ---------
Total managed assets                          $20,837.6   $20,005.4   $17,978.6   $16,072.1   $13,723.6   $12,290.1
                                              =========   =========   =========   =========   =========   =========

---------------
(1) Includes consumer finance receivables held for sale of $950.1 million, $116.3 million, $112.0 million, $68.7 million, $150.4 million and $0.0 million at June 30, 1997 and December 31, 1996, 1995, 1994, 1993 and 1992, respectively.

For the five year period ended December 31, 1996, commercial financing and leasing assets grew at a compound annual rate of 8.2% and consumer financing and leasing assets grew at a compound annual rate of 18.7%. The compound annual growth rates over such five year period for total financing and leasing assets and total managed assets were 9.7% and 11.4%, respectively.

STRATEGY

The Company has delivered consistent growth in earnings and assets over the past five years. The Company believes that its financial performance is a product of its core strengths, which include its array of "franchise" businesses, strong credit risk management expertise and long-standing commitment to its markets. The following fundamental operating principles are significant to the Company's past success and the execution of its business strategy in the future:

- Maintain and build leadership positions in selected markets and industries, focusing on the United States.

- Offer a broad selection of collateral-based credit products through multiple channels of distribution.

- Preserve "best in class" credit culture, coupled with collateral management expertise.

- Maintain a relationship-based approach to customers and business partners.

- Practice disciplined expense management, on-going efficiency improvement and technology investment.

- Maintain access to multiple funding sources with strong debt ratings.

- Retain experienced management team with long tenure in the industry and with the Company.

- Utilize performance-based incentive systems.

- Encourage a corporate culture that emphasizes quality in performance and service to customers, employees and business partners and values service to the community.

- Pursue growth through selective acquisitions of businesses and assets.

Using its proven strengths and capabilities, the Company will pursue the following strategies to continue its earnings and assets growth:

Leverage its existing market leadership positions to expand into new markets, industries and products
The Company has developed an array of "franchise" strategic business units within its two business segments, each with broad geographic reach and multiple distribution channels. These strategic business units focus on specific industries, asset types and markets. The Company believes that its industry expertise and long-standing commitment to its markets and customers are competitive advantages.

The Company has expanded its equipment financing and leasing business, including its railroad equipment and business aircraft operations, and plans to seek further growth and profitability by: (i) building additional manufacturer and dealer/distributor relationships; (ii) expanding its sales force and marketing reach; (iii) adding complementary products that enhance existing business segments or products; (iv) identifying new markets that have synergy with or add to the Company's existing strengths and capabilities; and (v) improving marketplace presence and "brand name" recognition in consumer finance.

Maintain "best in class" credit quality and strong balance sheet
The Company has demonstrated the effectiveness of its credit risk management system and strong credit culture. From 1990 through 1996, including the 1991-1992 economic recession, net credit losses have averaged 0.72% of average finance receivables. The Company's strong performance has been the result of:
(i) sophisticated systems and policies which identify target markets and risk acceptance criteria for each market; (ii) decentralized credit approval authorities capable of responding quickly to shifting customer needs and changing economic and market conditions; and (iii) oversight systems that monitor credits from origination throughout the entire lending cycle. From 1992 to June 30, 1997, nonperforming assets declined from $328.0 million (2.79% of finance receivables) to $151.6 million (0.90%). While this decline clearly is a result of the improving economy during that period, the Company believes that its credit discipline also contributed to this trend. Further, at June 30, 1997, the consolidated reserve for credit losses was two times the prior year's net credit losses. In addition, the Company adjusts its pricing to achieve higher yields for greater risk. The Company believes that its strong credit risk management systems and strong credit culture will continue to support long-term profitable asset growth.

Grow the consumer businesses
The Company believes that opportunities exist to grow its consumer earnings and assets by (i) leveraging its existing capabilities and expertise, (ii) expanding its franchise into new markets and products, as it has done with home equity and recreational boat lending, and (iii) establishing direct to consumer lending capabilities across its recreation vehicle, manufactured housing and recreational boat product lines.

In 1993, the Company entered the recreational boat market, leveraging its ability to build dealer and manufacturer relationships, its strong credit risk management skills and its servicing and asset management capabilities. Based upon 1996 originations, the Company has significant operations in the $8.6 billion U.S. recreational boats market. The Company in 1997 began the wholesale financing of inventories for dealers of manufactured housing and recreational boats. Wholesale financing provides dealers with necessary floor plan financing and will provide the Company with greater access to retail financing opportunities through its existing dealer relationships. The Company plans to pursue further growth of its wholesale financing operations by offering this product to other dealers and manufacturers with whom it has strong relationships.

In late 1992, the Company entered the home equity lending market. The Company had $2.2 billion in home equity finance receivables at June 30, 1997, establishing it as a significant market participant. These results were achieved by utilizing a multi-channel delivery system with both direct and indirect origination capabilities through a 28 office distribution network that provides national coverage for the Company's products. The Company will seek further consumer asset growth and improved profitability by expanding its sales office network through the addition of new offices (including five new offices during late 1997), improving operating efficiencies, capitalizing on economies of scale and expanding its consumer product offerings into new and existing markets.

Improve operating efficiency through increased scale, continued process improvement and technology investments
The Company has developed a strong culture attuned to expense control, continuous process improvement and investment in technology. During the past five years, the Company has controlled the growth of its operating expenses relative to revenue growth. The Company improved its efficiency ratio from 41.1% in 1992 to 40.1% in the first six months of 1997 while growing its managed assets at a 11.1% annual rate and making substantial investments in its consumer lending operations.

The Company seeks to become a low cost producer by building scale in businesses in which it has significant positions and believes that it already has a competitive advantage as a "low cost producer" in its factoring and equipment financing and leasing businesses. Additionally, the Company seeks to increase turnaround and efficiency with its existing manufacturer relationships through electronic back office to back office linkages. The Company intends to maintain its focus on expense control and efficiency through continuous process improvement and technology investments and by utilizing its proven expense control and efficiency expertise to expand. The Company believes the existing infrastructure of most of its strategic business units can support further growth.

Invest in businesses that leverage existing capabilities and complement the Company's core strengths
Over the past few years, the Company has acquired various businesses and portfolios of finance receivables and has successfully integrated the acquired assets, operations and personnel while leveraging the Company's proven strengths and expertise. The Company intends to continue to actively pursue strategic acquisition opportunities of both businesses and portfolios of assets that it believes will enhance growth and profitability and that can be integrated into its core franchises. A summary of the Company's key acquisitions is presented in the table immediately below.

Dollars in millions

                                            FINANCING AND LEASING
            ACQUISITION (YEAR)                 ASSETS ACQUIRED                     DESCRIPTION
------------------------------------------  ---------------------   ------------------------------------------
Fidelcor Business Credit (1991)                            $474.8   Acquisition of business and existing
                                                                    commercial finance receivables (renamed
                                                                    "The CIT Group/ Credit Finance").
Chase Business Aircraft (1991)                             $128.4   Portfolio of business aircraft loans and
                                                                    leases.
L B Credit (1993)                                          $269.4   Portfolio of commercial loans and leases
                                                                    secured by various types of equipment.
Barclays Commercial
  Corporation -- Factoring Operations
  (1994)                                                   $674.8   Acquisition of business and existing
                                                                    factoring receivables (merged into The CIT
                                                                    Group/Commercial Services).
Home Equity Portfolio (1996)                               $357.8   Portfolio of home equity closed-end loans
                                                                    and home equity lines of credit.

During June 1997, the Company also entered into an arrangement with The Chase Manhattan Corporation ("Chase") pursuant to which the Company provides servicing for Chase's recreation vehicle and recreational boat finance receivables portfolio of $1.3 billion. The Company commenced providing portfolio services under that arrangement during August 1997. The Company also acquired the origination capabilities related to Chase's recreation vehicle and recreational boat dealer relationships.

PRODUCT INITIATIVES

In order to improve profitability and diversify its portfolio, the Company engages on an ongoing basis in the introduction of new products and the expansion of its existing product offerings into new markets and industries. These internal growth and expansion initiatives permit the Company to leverage efficiently its existing management, expertise and infrastructure to seek further growth and profitability. The following table presents the principal internal growth and expansion initiatives undertaken by the Company from 1992 to June 30, 1997.

              PRODUCT                                                 DESCRIPTION
-----------------------------------      ---------------------------------------------------------------------
Home equity                              1992--started de novo; $2.2 billion in finance receivables at June
                                         30, 1997.
Manufactured housing                     1993--leveraged existing origination and servicing capabilities to grow annual originations; $1.3 billion of managed assets at June 30,
                                         1997.
Recreational boats                       1993--began retail financing of new product; has $546.6 million of managed assets at June 30, 1997.
Rail equipment                           1994--separate rail group established; now generally recognized as an established industry source of leasing general service railcars.
Wholesale inventory                      1997--started de novo; offering inventory financing to manufactured housing and recreational boat dealers.

COMMERCIAL

The Company's commercial operations are diverse and provide a wide range of financing and leasing products to small, mid-size and larger companies across a wide variety of industries, including aerospace, retailing, construction, rail, machine tools, business aircraft, apparel, textiles, electronics and technology, chemicals, manufacturing and transportation. The secured lending, leasing and factoring products of the Company's commercial operations include direct loans and leases, operating leases, leveraged and single investor leases, secured revolving lines of credit and term loans, credit protection, accounts receivable collection, import and export financing and factoring, debtor-in-possession and turnaround financing and acquisition and expansion financing.

The Company believes that it had the largest factoring operation and the fourth largest equipment financing and leasing operation in the United States. The Company also has a leading market position in recreational vehicle lending and has significant operations financing the aerospace, construction, transportation, machine tool manufacturing and railroad industries.

The following table sets forth the financing and leasing assets of the Company's commercial segment at December 31 of each of the years in the five-year period ended December 31, 1996 and at June 30, 1997.

                                   ---------------------------------------------------------------------------------
                                                                            AT DECEMBER 31,
                                   AT JUNE 30,     -----------------------------------------------------------------
                                      1997           1996          1995          1994          1993          1992
                                   -----------     ---------     ---------     ---------     ---------     ---------
Dollars in millions
Equipment Financing and Leasing     $11,223.7      $11,321.6     $10,591.6     $ 9,631.1     $ 9,027.4     $ 7,986.0
Factoring                             1,894.4        1,804.7       1,743.3       1,896.2(1)      981.9       1,010.2
Commercial Finance                    2,169.5        2,033.4       2,229.7       2,161.7       1,927.8       1,826.3
                                    ---------      ---------     ---------     ---------     ---------     ---------
                                    $15,287.6      $15,159.7     $14,564.6     $13,689.0     $11,937.1     $10,822.5
                                    =========      =========     =========     =========     =========     =========

---------------
(1) The increase in financing and leasing assets at December 31, 1994 as compared to December 31, 1993 was primarily attributable to the acquisition by the Company during 1994 of the factoring operations and receivables of Barclays Commercial Corporation. See "--Strategy."

The Company's commercial operations generate transactions through direct calling efforts with borrowers, lessees, equipment end-users, manufacturers and distributors and through referral sources and other intermediaries. In addition, the Company's strategic business units also refer or cross-sell transactions to other Company units to best meet customers' overall financing needs. The Company's marketing efforts are supplemented by its Multi-National Marketing Group, which promotes the Company's products to the U.S. subsidiaries of foreign corporations in need of asset-based financing, developing business through referrals from DKB and through direct calling efforts. The Company also buys and sells participations in and syndications of finance receivables and/or lines of credit. In addition, from time to time in the normal course of business, the Company purchases finance receivables in bulk to supplement its own originations and sells selected finance receivables and equipment under operating leases for risk management and/or other balance sheet management purposes.

The Company believes that the key factors in the growth and profitability of its commercial operations are: (i) the broad market coverage and industry specialization provided by its strategic business units and specialty marketing group; (ii) its strong credit discipline and culture; (iii) its long-standing commitments to its markets and its customers; and (iv) its employees, who possess extensive experience and knowledge in the industries served, credit risk management, deal structure and management of underlying collateral and equipment.

EQUIPMENT FINANCING AND LEASING

The Company's Equipment Financing and Leasing operations had total financing and leasing assets of $11.2 billion at June 30, 1997, representing 57.9% of the Company's total financing and leasing assets. The Company's Equipment Financing and Leasing operations are conducted through two strategic business units: (i) The CIT Group/Equipment Financing ("Equipment Financing"), which focuses on the broad distribution of its products through manufacturers, dealer/distributors, intermediaries and direct calling primarily with the construction, transportation and machine tools industries; and (ii) The CIT Group/Capital Finance ("Capital Finance"), which focuses on the direct marketing of customized transactions relating primarily to commercial aircraft and rail equipment. The average Equipment Financing outstanding per customer account is $152,000 and the average Capital Finance outstanding per customer account is $6.2 million.

Equipment Financing and Capital Finance provide substantial value to their customers by arranging financing terms that meet customers' individual needs. Such financing situations may include, for example, a customer's need for varying as opposed to fixed payment terms in order to better match its cash flow, as well as off-balance sheet financing (where the customer treats the financing as a lease for financial reporting or tax purposes) versus on-balance sheet financing (where the customer owns the equipment for financial reporting or tax purposes).

Equipment Financing and Capital Finance personnel have extensive expertise in managing equipment over its full life cycle, including, in the case of Capital Finance, the expertise to repossess commercial aircraft, if necessary, to obtain required maintenance and repairs for such aircraft, and to recertify such aircraft with appropriate authorities. Equipment Financing's and Capital Finance's equipment and industry expertise enable them to evaluate effectively residual value risk and to manage equipment and residual value risks by locating alternative equipment users and/or purchasers in order to minimize such risk and/or the risk of equipment remaining idle for extended periods of time or in amounts that could materially impact profitability. For example, beginning in 1991, the aerospace industry experienced a series of commercial airline bankruptcies, which included several customers of Capital Finance. However, Capital Finance was able to effectively manage its equipment and residual value risk, including the use of short-term operating leases, to minimize the losses in its aircraft portfolio. During the 1990s, net credit losses to Capital Finance's aircraft portfolio have totalled approximately $500,000. In each year from 1992 through 1996, Equipment Financing and Capital Finance have realized at least the aggregate booked residual value in connection with equipment sales.

The following table sets forth certain information concerning the financing and leasing assets of Equipment Financing and Leasing at December 31 of each of the years in the five-year period ended December 31, 1996 and at June 30, 1997.

                                                 ------------------------------------------------------------------
                                                    AT                          AT DECEMBER 31,
                                                 JUNE 30,    ------------------------------------------------------
                                                   1997        1996        1995        1994       1993       1992
                                                 ---------   ---------   ---------   --------   --------   --------
Dollars in millions
Finance receivables--loans                       $ 5,712.4   $ 6,357.5   $ 6,383.4   $5,852.6   $5,607.3   $5,037.3
Finance receivables--leases                        3,938.3     3,562.0     3,095.2    2,910.6    2,668.2    2,485.9
Operating lease equipment, net                     1,573.0     1,402.1     1,113.0      867.9      751.9      462.8
                                                 ---------   ---------   ---------   --------   --------   --------
  Total financing and leasing assets             $11,223.7   $11,321.6   $10,591.6   $9,631.1   $9,027.4   $7,986.0
                                                 =========   =========   =========   ========   ========   ========

On January 1, 1997, $1,519.2 million of financing and leasing assets and related marketing and servicing operations were transferred from Capital Finance to Equipment Financing. The transferred financing and leasing assets and operations were considered more complementary to the Equipment Financing business and the transfers were undertaken to increase Equipment Financing's nationwide market reach and further utilize its existing systems and infrastructure. The transfer has also enabled Capital Finance to focus on the specialized markets and industries best served by its ability to handle larger customized financings of capital equipment, particularly aerospace and rail.

Equipment Financing
Equipment Financing is the largest of the Company's strategic business units with total financing and leasing assets of $7.6 billion at June 30, 1997, representing 39.2% of the Company's total financing and leasing assets. Equipment Financing offers secured equipment financing and leasing products on a fixed- and floating-rate basis, including direct secured loans, leases, revolving lines of credit, operating leases, sale and leaseback arrangements, vendor financing and specialized wholesale and retail financing for distributors and manufacturers. Equipment Financing seeks a leadership market position in each of its key distribution channels through its experience, reputation, financing and equipment management capabilities and long-term relationships it has developed with its customers, manufacturers, dealers, distributors and intermediaries.

Equipment Financing is a leading nationwide asset-based equipment lender. At June 30, 1997, its portfolio included significant outstandings to customers in a number of different industries, with manufacturing being the largest as a percentage of financing and leasing assets (34%), followed by construction (22%) and printing (8%). The Equipment Financing portfolio at June 30, 1997 included many different types of equipment, with construction equipment comprising the largest percentage (34%), followed by transportation (10%), machine tools (8%) and business aircraft (8%). Equipment Financing's portfolio included approximately 50,000 accounts. The average new financing was approximately $214,000 with an average financing term of 62 months. At June 30, 1997, 86% of the Equipment Financing finance receivable portfolio was based on fixed interest rates, with the remainder based on variable interest rates. At June 30, 1997, Equipment Financing's ten largest financings constituted less than 5% of its portfolio.

Equipment Financing has sustained excellent growth and portfolio credit quality, as shown in the following table.

                                    -------------------------------------------------------------------------------
                                     AT OR FOR THE                  AT OR FOR THE YEARS ENDED DECEMBER 31,
                                    SIX MONTHS ENDED       --------------------------------------------------------
                                     JUNE 30, 1997           1996        1995        1994        1993        1992
                                    ----------------       --------    --------    --------    --------    --------
Dollars in millions
Finance receivables--loans                  $4,535.6       $3,859.0    $3,657.0    $3,081.7    $2,690.0    $2,112.7
Finance receivables--leases                  2,585.6        1,757.8     1,272.9     1,188.0     1,191.0       981.4
Operating lease equipment                      471.7          426.6       363.0       219.2       186.2        78.5
                                            --------       --------    --------    --------    --------    --------
Total financing and leasing assets          $7,592.9(1)    $6,043.4    $5,292.9    $4,488.9    $4,067.2    $3,172.6
                                            ========       ========    ========    ========    ========    ========
60+ days past due as a percentage
  of finance receivables                        2.03%          1.86%       1.42%       1.33%       2.48%       4.05%
Net credit losses as a percentage
  of average finance receivables                0.22%(2)       0.27%       0.35%       0.46%       0.48%       0.56%

---------------
(1) During January 1997, $1,519.2 million of financing and leasing assets and related marketing and servicing operations were transferred from Capital Finance to Equipment Financing.

(2) Calculated on an annualized basis.

Equipment Financing entered the operating lease business in 1991 and has grown its operating lease portfolio to $471.7 million at June 30, 1997. Operating lease equipment consists primarily of business aircraft, but also includes trucks, trailers and buses, manufacturing equipment and construction equipment. The Company believes that operating leases offer the opportunity for higher yields from rentals as compared to standard financing arrangements or capital leases, and for additional revenue generated from the remarketing, including re-leasing and sale, of operating lease equipment.

Marketing and Distribution. Equipment Financing believes that a key to its success is its ability to effectively meet the financing needs of the customers in its different distribution channels. Equipment Financing is headquartered in Livingston, New Jersey, with two full service business centers in Tempe, Arizona and Atlanta, Georgia and conducts its business through a network of 33 sales offices in cities that include Boston, Chicago, Dallas, Los Angeles, San Francisco and Seattle. The Tempe business center originates and services the construction, transportation, business aircraft and certain other industries on a nationwide basis and the Atlanta business center originates and services the printing, machine tools, manufacturing and certain other industries on a nationwide basis. Equipment Financing supplements its sales offices with field sales personnel throughout the United States, which provides cost effective market coverage.

Equipment Financing originates its products through direct calling on customers and its relationships with manufacturers, dealers/distributors and intermediaries that have leading or significant sales or significant marketing positions in their respective industries. This provides Equipment Financing with efficient access to equipment end-users in many industries across a variety of equipment types. Equipment Financing has developed approximately 60 manufacturer, 1,500 dealer/ distributor and 40 intermediary relationships. From time to time, Equipment Financing also supplements its core direct origination and manufacturer and dealer/distributor origination capabilities with broker-generated business through a centralized operation. Equipment Financing also (i) syndicates transactions with other lenders to facilitate the origination of larger transactions, manage portfolio concentration risk and enhance profitability, (ii) participates in financings arranged by other finance companies, leasing companies and banks and (iii) from time to time acquires portfolios of finance receivables.

Over 60% of Equipment Financing customers are multiple contract relationships, versus single contract financings. Equipment Financing customers primarily range from small- to middle-market companies in a range of industries and equipment types. The Company believes that Equipment Financing's access to multiple marketing channels allows it to use the most effective marketing channel for generating new financings in each of its target industries (for example, developing relationships with dealers and distributors in construction and manufacturers in printing).

Servicing. Equipment Financing handles all servicing through its Tempe and Atlanta business centers. Each business center is responsible for nationwide customer service for the industries within its purview. Equipment Financing believes it has developed highly efficient processes and systems that enable it to handle increasing transaction levels very cost effectively. From 1992 through 1996, Equipment Financing improved its operating expense ratio (operating expenses divided by average earning assets) by 30%. During that time period, the financing and leasing assets of Equipment Financing grew from $3.2 billion to $6.0 billion.

Capital Finance
Capital Finance had financing and leasing assets of $3.6 billion at June 30, 1997, which represented 18.7% of the Company's total financing and leasing assets. Capital Finance specializes in customized secured financing, including leases, loans, operating leases, single investor leases, debt and equity portions of leveraged leases and sale and leaseback arrangements relating primarily to end-users of commercial aircraft and railcars. Typical Capital Finance customers are middle-market to larger-sized companies. At June 30, 1997, approximately 87% of the Capital Finance finance receivables portfolio was based on fixed interest rates, with the remainder based on variable interest rates.

Capital Finance's experience in specialized equipment lending began in the late 1960's. Capital Finance has provided financing to commercial airlines for over 30 years. The Capital Finance aerospace portfolio includes most of the leading U.S. and foreign commercial airlines. Capital Finance had 228 commercial aircraft in its portfolio at June 30, 1997, including narrow body, wide body, cargo and commuter aircraft predominantly manufactured by The Boeing Company and McDonnell-Douglas Corp., and, to a lesser extent, Airbus Industrie, British Aerospace and Embraer. Capital Finance has developed strong relationships with most major airlines and all major aircraft and aircraft engine manufacturers, the latter of which provides Capital Finance with access to technical information, which supports customer service and provides opportunities to finance new business.

Capital Finance has over 25 years experience in financing the rail industry, contributing to its knowledge of asset values, industry trends, product structuring and customer needs. To strengthen its position in the rail financing market, Capital Finance formed a dedicated rail equipment group in 1994. The Capital Finance rail portfolio includes all of the U.S. and Canadian Class I railroads and numerous shippers. The Capital Finance operating lease fleet included over 7,500 rail cars at June 30, 1997 and primarily is comprised of covered hopper cars used to ship grain and agricultural products and plastic pellets, gondola cars for coal, steel coil and mill service, open hopper cars for coal and aggregates, center beam flat cars for lumber and boxcars for paper and auto parts.

The following table sets forth certain information concerning Capital Finance at December 31 of or for each of the years in the five year period ended December 31, 1996 and at or for the six months ended June 30, 1997.

                                  -----------------------------------------------------------------------------------
                                     AT OR FOR THE                  AT OR FOR THE YEARS ENDED DECEMBER 31,
                                  SIX MONTHS ENDED       ------------------------------------------------------------
                                     JUNE 30, 1997           1996         1995         1994         1993         1992
                                  ----------------       --------     --------     --------     --------     --------
Dollars in millions
Finance receivables--loans                $1,176.8       $2,498.5     $2,726.4     $2,770.9     $2,917.3     $2,924.6
Finance receivables--leases                1,352.7        1,804.2      1,822.3      1,722.6      1,477.2      1,504.5
Operating lease equipment, net             1,101.3          975.5        750.0        648.7        565.7        384.3
                                          --------       --------     --------     --------     --------     --------
Total financing and leasing
  assets                                  $3,630.8(1)    $5,278.2     $5,298.7     $5,142.2     $4,960.2     $4,813.4
                                          ========       ========     ========     ========     ========     ========
60+ days past due as a
  percentage of finance
  receivables                                 0.10%          1.08%        1.84%          --         0.42%        2.25%
Net credit losses as a
  percentage of average finance
  receivables                                 1.82%(2)       0.91%        0.15%        0.26%        0.36%        0.74%

---------------
(1) During January 1997, $1,519.2 million of financing and leasing assets and related marketing and servicing operations were transferred from Capital Finance to Equipment Financing.

(2) Calculated on an annualized basis.

The increase in net credit losses as a percentage of average finance receivables was due to chargeoffs for nonaccrual loans secured by oceangoing shipping and cruise line vessels in 1996 and for power generation project energy loans in the first six months of 1997. The Company ceased its marketing to the oceangoing maritime and power generation project sectors in the third quarter of 1997.

The following table sets forth the financing and leasing assets of Capital Finance by equipment type at December 31 of each of the years in the five-year period ended December 31, 1996 and at June 30, 1997.

                                -----------------------------------------------------------------------------------
                                      AT                                 AT DECEMBER 31,
                                JUNE 30,       --------------------------------------------------------------------
                                    1997           1996           1995           1994           1993           1992
                                --------       --------       --------       --------       --------       --------
Dollars in millions
Aerospace                       $1,990.6       $1,901.2       $1,900.3       $1,880.0       $1,894.9       $1,986.3
Rail                               655.7          716.1          578.7          495.9          396.0          346.4
Other                              984.5        2,660.9        2,819.7        2,766.3        2,669.3        2,480.2
                                  ------         ------         ------         ------         ------         ------
Total                           $3,630.8       $5,278.2       $5,298.7       $5,142.2       $4,960.2       $4,813.4
                                  ======         ======         ======         ======         ======         ======

---------------

During January 1997, $1,519.2 million of financing and leasing assets and related marketing and servicing operations were transferred from Capital Finance to Equipment Financing. The remaining financing and leasing assets at June 30, 1997 consisted primarily of maritime, energy and intermodal assets. Capital Finance ceased marketing to the maritime and energy industries during the third quarter of 1997 and is permitting its portfolio of related financing and leasing assets to liquidate. At June 30, 1997, Capital Finance's maritime and energy portfolios were $331.1 million and $330.2 million, respectively. In September, 1997, Equipment Financing commenced marketing to certain sectors of the maritime and energy industries, consisting principally of U.S. inland waterway and energy-related equipment financing.

From 1992 through June 30, 1997, commercial airline financing and leasing assets declined from 16.2% to 10.3% of the Company's total financing and leasing assets. During this period, the Company limited the growth of the Capital Finance aerospace portfolio due to weakness in the commercial airline industry, industry overcapacity and declining equipment values. The Company has determined that it is appropriate to grow the aerospace portfolio, but will continue to monitor this growth relative to the Company's total financing and leasing assets.

Capital Finance believes that additional financing opportunities exist among its aerospace and rail clients, in addition to establishing new customer relationships, which create the potential for additional financing opportunities. The commercial airline industry currently is in one of the more profitable periods in its history. The Company believes that growth and profitability prospects for the railcar industry are favorable based on its expectation that railroads will maintain their market share of coal and grain shipments and will have opportunities to compete more effectively with the trucking industry.

Marketing and Distribution. New business is generated by Capital Finance through (i) direct calling efforts with equipment end-users and borrowers, including major airlines, railroads and shippers, (ii) relationships with aerospace, railcar and other manufacturers and (iii) intermediaries and other referral sources. Capital Finance maintains relationships with the leading commercial airline manufacturers in the world and several leading railcar manufacturers in the United States. Capital Finance is headquartered in New York City, with a full service office in New York City and additional sales offices in five other cities.

Important elements of the Capital Finance operation are its product experience, industry expertise, equipment knowledge, customized deal structuring and equipment remarketing. Capital Finance employees are organized and focused both by industry and by product (i.e., operating lease versus longer-term financing) to bring focus and expertise to its customers and to meet their specific financing needs. Many Capital Finance employees have extensive experience in various capacities in the industries served by Capital Finance.

FACTORING

The CIT Group/Commercial Services ("Commercial Services") factoring operation was, at December 31, 1996, the largest factoring operation in the United States based on annual factoring volume. This business unit had total financing and leasing assets of $1.9 billion at June 30, 1997, which represented 9.8% of the Company's total financing and leasing assets. Commercial Services offers a full range of domestic and international customized credit protection and lending services that include factoring, working capital and term loans, receivable management outsourcing, bulk purchases of accounts receivable, import and export financing and letter of credit programs.

Commercial Services had a 21% U.S. market share, based on volume, of the $64.0 billion factoring market in 1996. The Company's three largest competitors collectively had a 41% U.S. market share. Industry-wide factoring volume has grown from $53.0 billion in 1992 to $64.0 billion in 1996, a compound annual growth rate of approximately 4.5%. Commercial Services market share during the same period grew from 14% to 21% as a result of its business development and origination efforts and the acquisition of the factoring operations of Barclays Commercial Corporation during February 1994.

Commercial Services' client base consists of textile and apparel related companies, furniture manufacturers, home furnishings organizations, importers, wholesalers and distributors. For the year ended December 31, 1996, approximately 70% of Commercial Services' clients (by factored volume) were in the textile and apparel industries and 14% were manufacturers of furniture and home furnishings. Commercial Services clients primarily are small- to medium-sized companies. Commercial Services currently has over 850 clients who generate annual sales ranging from $1.0 million to over $450.0 million. Commercial Services collects receivables from more than 175,000 retail and wholesale customers of its clients. Generally, the clients notify their customers to make all payments on the receivables directly to Commercial Services. Clients use Commercial Services' factoring product for various purposes, including improving cash flow, mitigating or reducing the risk of bad debt charge offs, increasing sales, improving management information and converting the high fixed cost of operating a credit and collection department into a lower and variable expense based on sales volume.

The following table sets forth certain information for Commercial Services at December 31 of or for each of the years in the five-year period ended December 31, 1996 and at or for the six months ended June 30, 1997.

                                 ------------------------------------------------------------------------------------
                                  AT OR FOR THE                   AT OR FOR THE YEARS ENDED DECEMBER 31,
                                 SIX MONTHS ENDED     ---------------------------------------------------------------
                                  JUNE 30, 1997            1996          1995          1994         1993         1992
                                 ----------------     ---------     ---------     ---------     --------     --------
Total financing and leasing
  assets                             $    1,894.4     $ 1,804.7     $ 1,743.3     $ 1,896.2(1)  $  981.9     $1,010.2
Factoring volume(2)                  $    7,180.7     $13,166.8     $12,678.0     $12,890.0(1)  $7,667.4     $7,382.1
60+ days past due as a
  percentage of finance
  receivables                                1.73%         2.65%         1.89%         1.42%        4.84%(3)     6.00%(3)
Net credit losses as a
  percentage of average finance
  receivables                                0.69%(4)      0.89%         0.72%         0.85%        2.29%(3)     2.14%(3)

---------------
(1) The increase in financing and leasing assets primarily was attributable to the acquisition by the Company during 1994 of the factoring operations and then existing factoring receivables of Barclays Commercial Corporation. See "--Strategy."

(2) Includes receivables management servicing volume.

(3) 60+ days past due as a percentage of finance receivables and net credit losses as a percentage of average finance receivables were higher during 1992 and 1993 due to a loan to a manufacturer on non-accrual status in 1992 and 1993 which was settled in 1994.

(4) Calculated on an annualized basis.

Commercial Services generally provides financing to its clients through the purchase of accounts receivable owed to clients by their customers, usually on a non-recourse basis, as well as by guaranteeing amounts due under letters of credit issued to the clients' suppliers which are collateralized by accounts receivable and other assets. The purchase of accounts receivable is traditionally known as "factoring" and results in the payment by the client of a factoring fee, generally ranging from 0.3% to 2% of the factored sales volume. On the date that Commercial Services "factors" (i.e., purchases) a customer invoice from a client, it records the customer receivable as an asset and also establishes a liability for the funds due to the client ("credit balances of factoring clients"). Commercial Services also may advance funds to its clients prior to collection of receivables, typically in an amount up to 80% of eligible accounts receivables (as defined for that transaction), charging interest on such advances (in addition to any factoring fees) and satisfying such advances from receivables collections. Approximately 50% of Commercial Services' clients obtain advances against their purchased receivables, in addition to the credit protection, collection and management information services offered by Commercial Services in connection with the purchase of their accounts receivable.

Commercial Services guarantees the collection of each client's pre-approved receivables or receivables from each client's customers with pre-approved credit lines. Payment of receivables which are credit-approved by Commercial Services is made to the client after collection from the client's customer or, if the receivable is not paid based solely on the customer's financial inability to pay, payment is made to the client within a specific time after the due date of the receivable.

All client credit balances are reduced by amounts outstanding to Commercial Services by factoring fees charged or any outstanding advances to the client. Interest charged on such advances is predominantly based on a spread over the designated prime rate. In larger transactions, a spread over the London Interbank Offered Rate ("LIBOR") is sometimes used.

Marketing and Distribution. Commercial Services is headquartered in New York City, with full service offices in Charlotte, Dallas, Los Angeles and New York and sales offices in Boston, Hong Kong and Miami. Commercial Services generates business regionally from a variety of sources, including direct calling and referrals from existing clients and other referral sources. During 1996, the Company added approximately 200 new client relationships through regional marketing efforts.

Servicing. Commercial Services has developed processes and systems designed to efficiently process the very high transaction volumes related to factoring invoices and believes that such low cost volume processing capability provides it with a competitive advantage in the factoring business. The Company has made efficiency improvements which utilize technology to electronically link clients and transfer transaction data, perform basic credit surveillance routines and to replace higher cost manual labor. Commercial Services clients can electronically submit transactions and inquire on account status on virtually all client orders. More than half of Commercial Services' invoices are submitted electronically (as opposed to paper invoices or other physical means). Operating expenses as a percent of factored volume decreased by over 27% from 1992 to 1996. Bookkeeping and collection functions are located in a service center in Danville, Virginia.

COMMERCIAL FINANCE
At June 30, 1997, the financing and leasing assets of Commercial Finance totaled $2.2 billion, representing 11.2% of the Company's total financing and leasing assets. The Company's Commercial Finance operations are conducted through two strategic business units: (i) The CIT Group/Business Credit ("Business Credit"), which provides secured financing primarily to middle-market to larger-sized borrowers and has an average credit facility size at origination of $22.1 million; and (ii) The CIT Group/Credit Finance ("Credit Finance"), which provides secured financing primarily to smaller-sized to middle-market borrowers and has an average credit facility size at origination of $8.1 million. Credit Finance borrowers are generally smaller and cover a wider range of credit quality than those of Business Credit. While both Business Credit and Credit Finance offer financing secured by accounts receivables, inventories and fixed assets, Credit Finance places a higher degree of reliance on collateral and is generally more focused on credit monitoring in its business.

The following table sets forth financing and leasing assets of Commercial Finance at December 31 of each of the years in the five-year period ended December 31, 1996 and at June 30, 1997.

                                          -------------------------------------------------------------------------
                                                                             AT DECEMBER 31,
                                             AT
                                          JUNE 30,     ------------------------------------------------------------
                                            1997         1996         1995         1994         1993         1992
                                          --------     --------     --------     --------     --------     --------
Dollars in millions
Business Credit                           $1,357.2     $1,235.6     $1,471.0     $1,442.1     $1,282.1     $1,281.3
Credit Finance                               812.3        797.8        758.7        719.6        645.7        545.0
                                          --------     --------     --------     --------     --------     --------
Total financing and leasing assets        $2,169.5     $2,033.4     $2,229.7     $2,161.7     $1,927.8     $1,826.3
                                          ========     ========     ========     ========     ========     ========

BUSINESS CREDIT
Financing and leasing assets of Business Credit totaled $1.4 billion at June 30, 1997 and represented 7.0% of the Company's total financing and leasing assets. Business Credit offers senior revolving and term loans secured by accounts receivable, inventories and fixed assets to middle-market and larger-sized companies. Such loans are used by clients primarily for growth, expansion, acquisitions, refinancings and debtor-in-possession and turnaround financings. Business Credit sells and purchases participation interests in such loans to and from other lenders. Customers usually range in size of annual sales from $20.0 million to $2.0 billion, and conduct their business in a wide range of industries. The average customer loan balance outstanding was $6.2 million at June 30, 1997.

The following table sets forth certain information concerning Business Credit at December 31 of or for each of the five years in the five-year period ended December 31, 1996 and at or for the six months ended June 30, 1997.

                                  -----------------------------------------------------------------------------------
                                     AT OR FOR
                                   THE SIX MONTHS                  AT OR FOR THE YEARS ENDED DECEMBER 31,
                                       ENDED           --------------------------------------------------------------
                                   JUNE 30, 1997         1996           1995         1994         1993         1992
                                  ----------------     --------       --------     --------     --------     --------
Dollars in millions
Total financing and leasing
  assets                                  $1,357.2     $1,235.6       $1,471.0     $1,442.1     $1,282.1     $1,281.3
60+ days past due as a
  percentage of finance
  receivables                                 1.07%        1.77%          2.81%        5.53%        2.88%        2.53%
Net credit losses as a
  percentage of average finance
  receivables                                 0.27%(1)     0.69%          1.82%        1.95%        1.70%        1.00%

---------------
(1) Calculated on an annualized basis.

From 1992 through 1996, Business Credit's finance receivables have remained relatively unchanged in amount, although new business originations of new credit lines have increased each year. In response to higher delinquencies and charge offs in

1994 and 1995, management initiated a strategy in early 1996 to diversify portfolio credit risk by decreasing individual borrower "hold" positions (retained or owned portion), which restricted portfolio growth. The impact of management's decision to reduce its target hold amount is reflected in the change in the percentage of the largest ten credits to the total approved credit lines of Business Credit. At June 30, 1997, the largest ten credit facilities represented 32% of the total approved lines, down from 52% at June 30, 1993. Further, the largest ten credits based on actual borrowings represented 14% of finance receivables at June 30, 1997, down from 19% at June 30, 1993.

Business Credit has experienced a higher level of paydowns attributable to greater availability of alternative capital and greater client liquidity due to a strong economy, which also has restricted portfolio growth. With respect to new originations, current market conditions have led to substantially enhanced competition in both pricing, terms and deal structure (secured versus unsecured, advance rates, qualifying assets, etc.) and has improved the creditworthiness of many borrowers to the level that permits them to obtain lower cost unsecured financing from alternative sources.

Through its variable interest rate senior revolving and term loan products, Business Credit meets its customers' financing needs for working capital, growth, acquisition and other financing situations otherwise not met through bank or other unsecured financing alternatives. Business Credit typically structures financings on a fully secured basis, though, from time to time, it may look to a customer's cash flow to support a portion of the credit facility. Revolving and term loans are made on a variable interest rate basis based on published indexes such as LIBOR or a prime rate of interest. At June 30, 1997, approximately 54% of the Business Credit portfolio of finance receivables was based on a prime rate with the remainder based on LIBOR rates of varying terms (e.g., 30-day and 60-day).

A credit line is arranged with each borrower establishing the maximum amount the borrower may finance, subject to the amount of underlying eligible collateral and corresponding advance rates. Total credit facilities to individual borrowers range up to $300.0 million, but generally average $22.1 million at origination. Amounts in excess of Business Credit's target credit line hold are syndicated or participated out to other lenders. The excess of approved credit lines outstanding over finance receivables outstanding represents potential additional borrowings or finance receivables that borrowers may qualify for, subject to the availability of required collateral and corresponding advance rates. Business Credit typically advances funds (lends) up to 85% of eligible accounts receivables and up to 60% of eligible inventories. In conjunction with its lending operations, Business Credit also generates significant fees, including facility line availability, collateral management, letter of credit and syndication fees.

Marketing and Distribution. Business Credit is headquartered in New York City, with sales and customer service offices in Atlanta, Boston, Chicago, Dallas, Los Angeles, New York, Reston, San Francisco and Tampa. Business is originated through direct calling efforts and intermediary and referral sources. Approximately 70% of new business was developed through referral sources and intermediaries during the six months ended June 30, 1997. Business Credit has focused on increasing the proportion of direct business origination to improve its ability to capture or retain refinancing opportunities and to enhance finance income. As recently as 1995, approximately 90% of new business was generated through intermediaries.

Business Credit has the capacity to respond quickly in the marketplace to underwriting larger-sized transactions (i.e.,greater than its target hold size) because of its restructuring and financing expertise and its syndication capabilities, which allow it to sell down a portion of the credit facility and reduce its credit concentration risk.

Servicing. Servicing of customer accounts is centrally performed in Business Credit's New York office. An important competitive advantage in servicing revolving credit facilities is the ability to handle the high transaction volumes associated with advancing and collecting funds. Business Credit has developed advanced servicing or "back-office" systems, providing it with a low-cost capability to service its customers. Over half of Business Credit borrowers communicate directly with Business Credit systems to process transactions via its proprietary "bulletin board" interface. This allows customers to report required transaction data electronically, to request advances of funds and to obtain account information such as balances and availability. Further, Business Credit borrowers typically direct the funds collected on their own accounts receivable into lock-boxes and "blocked" accounts controlled by Business Credit. Cleared funds are transferred directly to Business Credit and are used to reduce the borrower's loan.

CREDIT FINANCE
Financing and leasing assets of Credit Finance totaled $812.3 million at June 30, 1997 and represented 4.2% of the Company's total financing and leasing assets. Credit Finance offers revolving and term loans to smaller-sized and middle-market companies secured by accounts receivable, inventories and fixed assets. Such loans are used by clients for working capital, refinancings, acquisitions, leveraged buyouts, reorganizations, restructurings, turnarounds and Chapter 11 financing and confirmation plans. Credit Finance sells participation interests in such loans to other lenders and purchases participation interests in such loans originated by other lenders. Credit Finance was acquired by the Company in February 1991 and has been engaged in the commercial financing of smaller-sized and middle-market businesses for over 48 years.

Credit Finance customers generally have annual revenues ranging from $10.0 million to $200.0 million. Credit Finance lends to customers in many industries, including the metal fabrication, distribution, food and food services, lumber and wood products and manufacturing industries. The average customer loan balance outstanding was $4.4 million at June 30, 1997.

The following table sets forth certain information concerning Credit Finance at December 31 of or for each of the years in the five-year period ended December 31, 1996 and at or for the six months ended June 30, 1997.

                                           -----------------------------------------------------------------------
                                                AT OR FOR             AT OR FOR THE YEARS ENDED DECEMBER 31,
                                           THE SIX MONTHS
                                           ENDED JUNE 30,       --------------------------------------------------
                                                     1997         1996       1995       1994      1993        1992
                                           --------------       ------     ------     ------     ------     ------
Dollars in millions
Total financing and leasing assets                $ 812.3       $797.8     $758.7     $719.6     $645.7     $545.0
60+ days past due as a percentage of
  finance receivables                                  --           --       0.07%      0.46%      0.12%        --
Net credit losses (recoveries) as a
  percentage of average finance
  receivables                                       (0.37)%(1)    0.13%      0.36%      0.46%      0.32%        --

---------------
(1) Represents net credit recoveries, calculated on an annualized basis.

Through its variable interest rate senior revolving and term loan products, Credit Finance meets its customers' financing needs for working capital in growth, acquisition and other financing situations otherwise not met through traditional bank or other unsecured financing alternatives. Revolving and term loans are made on a variable interest rate basis based on a prime rate of interest, with total credit facilities to individual borrowers ranging in size from $5.0 million to up to $15.0 million. Credit facilities are established through contractual arrangements, are typically two to three years in length and typically include prepayment penalties. Credit Finance also has developed a specialty division designed to meet the needs of smaller borrowers requiring credit facilities ranging from $750,000 to $5.0 million. Further, Credit Finance has the capacity to respond quickly in the marketplace to larger-sized transactions (i.e., greater than its target hold size) because of its syndication capabilities, which allow it to sell down a portion of a credit facility and reduce its credit concentration risk.

Marketing and Distribution. Credit Finance is headquartered in New York City, with sales and customer service offices in Chicago, Los Angeles and New York and loan production offices in Atlanta, Boston, Charlotte, Cleveland, Dallas, San Francisco and St. Louis. Business is originated through the sales and regional offices. Business also is developed through intermediaries and referral relationships and through direct calling efforts. Credit Finance has developed long-term relationships with selected finance companies, banks and other lenders and with many diversified referral sources.

Servicing. Servicing of customer accounts is performed at Credit Finance's regional service centers and national service center and includes the processing of borrower's accounts receivable collections. Credit Finance borrowers typically direct the funds collected on their own accounts receivable into lock boxes controlled by Credit Finance and the funds are transferred directly to Credit Finance to reduce the borrower's loan. As a result, Credit Finance maintains control over such cash collections.

CONSUMER

At June 30, 1997, the Company's consumer segment financing and leasing assets totaled $4.1 billion, representing 20.9% of the Company's total financing and leasing assets. The consumer segments' managed assets were $5.5 billion at June 30, 1997, representing 26.4% of total managed assets. Between January 1, 1992 and December 31, 1996, the consumer segment's managed assets grew at a compound annual rate of 27.5%.

The Company's consumer business is focused primarily on home equity lending and retail sales financing secured by recreation vehicles, manufactured housing and recreational boats. Home equity lending is performed by The CIT Group/Consumer Finance ("Consumer Finance") business unit. Sales financing for products sold through dealers is performed by The CIT Group/Sales Financing ("Sales Financing") business unit. During 1997, Sales Financing began to provide wholesale inventory financing to manufactured housing and recreational boat dealers utilizing its dealer and manufacturer relationships. Sales Financing also provides contract servicing for securitization trusts and other third parties through a centralized Asset Service Center ("ASC"). Additionally, in the ordinary course of business, Consumer Finance and Sales Financing purchase loans and portfolios of loans from banks, thrifts and other originators of consumer loans. As an additional source of liquidity, the Company has securitized home equity, manufactured housing, recreational boat and recreation vehicle finance receivables and expects to continue to securitize the foregoing types of finance receivables in the future. See "--Securitization Program" for information concerning the Company's securitization program.

The following table sets forth certain information regarding the Company's consumer business segment at December 31 of each of the years in the five-year period ended December 31, 1996 and at June 30, 1997.

                                          -------------------------------------------------------------------------
                                                AT
                                          JUNE 30,                           AT DECEMBER 31,
                                              1997         1996         1995         1994         1993         1992
                                          --------     --------     --------     --------     --------     --------
Dollars in millions
Home equity                               $2,202.2(1)  $2,005.5(2)  $1,039.0     $  570.8     $  131.3     $     --
Sales financing                            1,788.2      1,349.8      1,416.9      1,471.2      1,458.0      1,411.8
Wholesale inventory finance                   59.8           --           --           --           --           --
                                          --------     --------     --------     --------     --------     --------
Total financing and leasing assets         4,050.2(1)   3,355.3      2,455.9      2,042.0      1,589.3      1,411.8
Consumer finance receivables previously
  securitized and currently managed by
  the Company                              1,446.7      1,437.4        916.5        306.7        175.6         43.8
                                          --------     --------     --------     --------     --------     --------
Total managed assets                       5,496.9(1)   4,792.7      3,372.4      2,348.7      1,764.9      1,455.6
                                          --------     --------     --------     --------     --------     --------
Consumer finance receivables serviced
  for third parties                          452.4        549.2        338.2        191.5        240.5        296.5
                                          --------     --------     --------     --------     --------     --------
Total serviced assets                     $5,949.3(1)  $5,341.9     $3,710.6     $2,540.2     $2,005.4     $1,752.1
                                          ========     ========     ========     ========     ========     ========

---------------
(1) Includes the initial securitization of home equity loans totaling $500.0 million in July 1997.
(2) In 1996, the Company purchased a portfolio of $357.8 million in home equity closed-end loans and home equity lines of credit.

CONSUMER FINANCE

Financing and leasing assets of Consumer Finance, which aggregated $2.2 billion at June 30, 1997, represented 11.4% of the Company's total financing and leasing assets. Consumer Finance commenced operations in December 1992. Its products include both fixed and variable rate closed-end loans and variable rate lines of credit. The lending activities of Consumer Finance consist primarily of originating, purchasing and selling loans secured by first or second liens on detached, single family residential properties. Such loans are primarily made for the purpose of consolidating debts, refinancing an existing mortgage, funding home improvements, paying education expenses and, to a lesser extent, purchasing a home, among other reasons.

The following table sets forth certain information concerning Consumer Finance at December 31 of or for each of the years in the five year period ended December 31, 1996 and at or for the six months ended June 30, 1997.

                                            ----------------------------------------------------------------------
                                                 AT OR
                                               FOR THE
                                            SIX MONTHS
                                                 ENDED             AT OR FOR THE YEARS ENDED DECEMBER 31,
                                              JUNE 30,     -------------------------------------------------------
                                                  1997         1996         1995        1994       1993       1992
                                            ----------     --------     --------     -------     ------     ------
Dollars in millions
Total financing and leasing assets           $2,202.2      $2,005.5     $1,039.0     $ 570.8     $131.3         --
Number of accounts                             54,615        52,617       27,122      13,200      3,496         --
Original term (months)                            237           225          204         190        146         --
60+ days past due as a percentage of
  finance receivables(1)                         3.31%         2.10%        1.61%       0.20%      0.02%        --
Net credit losses as a percentage of
  average finance receivables                    0.94%(2)      0.60%        0.18%       0.02%      0.11%        --

---------------
(1) Amounts include balances for which the underlying collateral currently is in the foreclosure process.

(2) Calculated on an annualized basis.

Initially, Consumer Finance originated or purchased the majority of its home equity loans with original terms of up to 180 months. Commencing in 1994, Consumer Finance expanded its product offerings to include more loans with terms of up to 360 months, as Consumer Finance believes that the longer term and correspondingly lower monthly payment are attractive to customers who might otherwise refinance an existing loan or obtain a new loan from a bank or other traditional long-term lender. The increase in delinquencies and net credit losses, as highlighted in the above table, is the result of both the seasoning of a growing portfolio and unfavorable loss experience on certain high loan to value loans originated prior to the establishment in the fourth quarter of 1995 of current high loan to value underwriting guidelines. A majority of these high loan to value loans originated prior to 1995 were sold by Consumer Finance during the second quarter of 1997. At June 30, 1997, approximately 75% of Consumer Finance's receivables were fixed-rate and approximately 75% of Consumer Finance's receivables were secured by first liens.

The Company believes that its network of Consumer Finance offices, located in most major U.S. markets, enables it to provide a competitive, extensive product offering complemented by high levels of service delivery. Through experienced lending professionals and advanced automation afforded by technology, Consumer Finance provides rapid turnaround time from application to loan funding, a characteristic considered to be critical by its broker and correspondent relationships.

Marketing and Distribution. Consumer Finance originates loans on both a direct and indirect basis through the channels described below. New business originations for the first six months of 1997 were $542.4 million. New business originations for the years ended December 1996, 1995, 1994 and 1993 were $943.9 million, $617.1 million, $481.2 million and $153.9 million, respectively.

Broker Business. Consumer Finance originates real estate loans based upon applications received from independent mortgage brokers. Consumer Finance directly underwrites and funds these broker loans.

At June 30, 1997, Consumer Finance has relationships with over 1,300 brokers. A nationwide network of sales executives located in 25 area offices that are strategically located in major market areas throughout the United States are responsible for the development and maintenance of broker relationships as well as coordination between the broker and Consumer Finance. Mortgage brokers participating in this program must be approved by the Company by satisfying established requirements pertaining to experience, financial stability and licensing. After a broker is approved, Consumer Finance conducts regular reviews of the relationship and the broker's performance by examining the performance of loans originated by the broker, including reviews of seasoned and unseasoned delinquencies, and other factors, including maintenance of required regulatory licenses and third party credit reports.

Correspondent Lending. Consumer Finance also purchases real estate loans through its correspondent lending program on an individual basis based upon applications that it has previously approved, or Consumer Finance may approve the purchase of groups of such loans.

At June 30, 1997, Consumer Finance has relationships with over 250 correspondents. Consumer Finance establishes certain requirements that each correspondent must meet pertaining to the correspondent's experience, financial stability and licensing, and has agreements with all correspondents governing the nature of such relationships. Substantially all loans acquired from correspondents conform to the underwriting criteria used by Consumer Finance in its direct marketing originations. Correspondent relationships are managed through three regional offices that are strategically located in major market areas throughout the United States.

Direct Marketing. Direct marketing to consumers in 44 states is performed centrally through the Company's National Home Equity Sales Center ("NHEC") located in Chicago. Utilizing a staff of marketing professionals, Consumer Finance markets real estate loans directly to the consumer through print ads, direct mail campaigns and other media. Prospective applicants either submit an application included in the mailing or telephone their information toll free to a Consumer Finance representative. Once an application is completed, a preliminary approval may be given within twenty-four hours.

Bulk Purchases. Consumer Finance may, from time to time, purchase portfolios of home equity loans from other financial institutions which originated the loans using their own underwriting criteria. Depending upon the size of the portfolio, Consumer Finance performs a due diligence review on either all the loans in the portfolio or a statistical sample of loans. Due diligence generally includes legal and credit file reviews, as well as confirmation of property values.

See "--Sales Financing" for information concerning servicing by Consumer
Finance.

SALES FINANCING

The financing and leasing assets of Sales Financing, which aggregated $1.8 billion at June 30, 1997, represented 9.5% of the Company's total financing and leasing assets. The managed assets of Sales Financing were $3.3 billion at June 30, 1997, or 15.8% of the total managed assets. The lending activities of Sales Financing consist primarily of providing nationwide retail financing for the purchase of new and used recreation vehicles, manufactured housing and recreational boats. Sales Financing has been a lender to the recreation vehicles and manufactured housing industries for over 30 years and is a leading lender for recreation vehicles and recreational boats based on 1996 origination volume. Sales Financing also provides wholesale manufactured housing and recreational boats inventory financing. Sales Financing offers (i) fixed-rate, fully amortizing retail sales finance loans and (ii) short-term, variable-rate inventory finance loans and lines of credit.

The following table sets forth certain information with respect to owned finance receivables and finance receivables previously securitized and currently managed by the Company at December 31 of or for each of the years in the five-year period ended December 31, 1996 and at or for the six months ended June 30, 1997.

                                     --------------------------------------------------------------------------------
                                       AT OR FOR THE                  AT OR FOR THE YEARS ENDED DECEMBER 31,
                                     SIX MONTHS ENDED        --------------------------------------------------------
                                       JUNE 30, 1997           1996        1995        1994        1993        1992
                                     -----------------       --------    --------    --------    --------    --------
Dollars in millions
Retail recreation vehicle
  Financing and leasing assets                 $ 704.9       $  510.1    $  698.5    $  898.0    $1,022.4    $  930.3
  Finance receivables previously
     securitized and currently
     managed by the Company                      638.8          746.8       445.7       118.3          --          --
                                              --------       --------    --------    --------    --------    --------
                                              $1,343.7       $1,256.9    $1,144.2    $1.016.3    $1,022.4    $  930.3
                                              --------       --------    --------    --------    --------    --------
Retail manufactured housing
  Financing and leasing assets                 $ 963.6       $  790.3    $  561.5    $  501.6    $  396.7       471.8
  Finance receivables previously
     securitized and currently
     managed by the Company                      381.0          412.2       470.8       188.4       175.6        43.8
                                              --------       --------    --------    --------    --------    --------
                                              $1,344.6       $1,202.5    $1,032.3    $  690.0    $  572.3    $  515.6
                                              --------       --------    --------    --------    --------    --------
Retail recreational boat
  Financing and leasing assets                 $ 119.7       $   49.4    $  156.9    $   71.6    $   38.9    $    9.7
  Finance receivables previously
     securitized and currently
     managed by the Company                      426.9          278.4          --          --          --          --
                                              --------       --------    --------    --------    --------    --------
                                               $ 546.6       $  327.8    $  156.9    $   71.6    $   38.9    $    9.7
                                              --------       --------    --------    --------    --------    --------
Wholesale inventory financing
  Financing and leasing assets                $   59.8(1)          --          --          --          --          --
                                              --------       --------    --------    --------    --------    --------
          Total financing and
            leasing assets                     1,848.0        1,349.8     1,416.9     1,471.2     1,458.0     1,411.8
          Total finance receivables
            previously securitized
            and currently managed
            by the Company                     1,446.7        1,437.4       916.5       306.7       175.6        43.8
                                              --------       --------    --------    --------    --------    --------
Total managed assets                          $3,294.7       $2,787.2    $2,333.4    $1,777.9    $1,633.6    $1,455.6
                                              --------       --------    --------    --------    --------    --------
                                              --------       --------    --------    --------    --------      ------
Percent of owned finance
  receivables that were 60+ days
  past due(2)                                     2.52%          2.47%       1.42%       0.64%       1.25%       1.26%
                                              --------       --------    --------    --------    --------    --------
Percent of managed assets that were
  60+ days past due(3)                            1.86%          1.88%       1.21%       0.69%       1.07%       1.27%
                                              --------       --------    --------    --------    --------    --------
Owned finance receivable net credit
  losses as a percent of average
  owned finance receivables(2)                    1.30%(4)       0.90%       0.58%       0.68%       0.80%       0.91%
                                              --------       --------    --------    --------    --------    --------
Managed asset net credit losses as
  a percent of average managed
  assets(3)                                       0.99%(4)       0.78%       0.56%       0.62%       0.77%       0.89%
                                              --------       --------    --------    --------    --------    --------

---------------
(1) The Company began offering this product during January 1997.

(2) Owned finance receivables exclude consumer finance receivables held for sale.

(3) Managed assets include consumer finance receivables held for sale.

(4) Calculated on an annualized basis.

Sales Financing has undertaken a number of strategic steps to bolster growth, increase market share and improve productivity, which have resulted in annual compound growth of 16.4% in managed assets since 1992. In 1993, Sales Financing entered the retail recreational boat lending business. The timing of this new product initiative was predicated largely on an improving recreational boat market (recovering from the economic downturn of the 1980's and early 1990's), as well as the withdrawal of several retail recreational boat lenders from the market. Sales Financing places great emphasis on superior dealer service and, as a result, has increased its marine dealer base from 125 dealers in 1993 to over 1,800 (or 25% of the marketplace) dealers at June 30, 1997. Additionally in 1995, Sales Financing realigned its sales force across all three product lines (recreation vehicle, manufactured housing and recreational boat) into a product management structure. The realignment has resulted in the continued expansion of the Company's dealer base, improved focus on needs of individual product end users and ultimately higher retail originations.

During June 1997, the Company entered into an arrangement with Chase pursuant to which the Company provides servicing for Chase's recreation vehicle and recreational boat finance receivables portfolio of $1.3 billion. The Company commenced providing portfolio services under that arrangement during August 1997. The Company also acquired the origination capabilities relating to Chase's recreation vehicle and recreational boat dealer relationships.

Marketing and Distribution. Sales Financing originates retail sales finance contracts predominantly through recreation vehicle, manufactured housing and recreational boat dealer, broker and manufacturer relationships. At June 30, 1997, Sales Financing had over 2,400 dealer and manufacturer relationships. Sales Financing on occasion purchases recreation vehicle, manufactured housing and recreational boat loans in "bulk" from other financial institutions.

These origination channels are serviced through seven regional business centers located strategically throughout the United States. The dealer base is serviced and marketed with local sales personnel. Sales Financing believes that its experience in dealer operations and finance, long standing dealer relationships and product expertise have been instrumental in growing its dealer and broker base.

Although Sales Financing originates finance receivables through several sources, delivery can be categorized broadly into retail and wholesale.

Retail. Prior to accepting a retail sales finance application from a dealer, Sales Financing must review and approve the dealer relationship. This process includes examination of financial statements, trade references and credit reports. Sales Financing pays origination fees for certain of its products offered. These fees, commonly referred to as "dealer participations," are paid by Sales Financing to the dealer and are accounted for as an adjustment to yield over the anticipated life of the loan. Once a retail application is underwritten and approved by a regional business center, the dealer receives the purchase proceeds as well as any participation due. Certain events, such as early default or payoff, may result in the dealer forfeiting a portion of a participation.

Wholesale. Working through established manufacturer relationships, Sales Financing provides financing to manufactured housing and recreational boat dealers for the purchase of inventory from manufacturers to be sold to the retail buyer. Notwithstanding Sales Financing's manufacturer relationships, all dealers participating in the wholesale program must be initially approved and periodically reviewed by a credit officer, who examines, among other things, the dealer's financial statements, trade references and credit reports. Once approved, a dealer accesses credit as each inventory unit is ordered from the manufacturer. When the manufacturer receives an order, Sales Financing is contacted for a credit approval. Upon credit approval by Sales Financing, the manufacturer ships the inventory to the dealer and bills Sales Financing, who pays the invoice and charges the dealer's account. Dealers are also incentivized to "roll-over" wholesale financing into a retail contract upon sale of the unit to the end-user.

Servicing. The ASC centrally services and collects substantially all of the Company's consumer finance receivables, including home equity loans, recreation vehicle, manufactured housing, recreational boat and other receivables (collectively, the "servicing portfolio"). The servicing portfolio includes both loans originated or purchased by Sales Financing or Consumer Finance, as well as loans originated or purchased by Sales Financing or Consumer Finance and subsequently securitized with servicing retained. The servicing portfolio also includes loans owned by third parties that are serviced by Sales Financing for a fee on a "contract" basis. At June 30, 1997, the ASC's consumer finance servicing portfolio aggregated approximately 232,400 loans, representing $5.9 billion, which included $2.2 billion of home equity finance receivables serviced for Consumer Finance. In addition, during August 1997, the Company commenced servicing $1.3 billion of recreation vehicle and recreational boat finance receivables pursuant to its agreement with Chase, which were not included in ASC's servicing portfolio at June 30, 1997.

Servicing and collections are performed at two locations in Oklahoma City. Servicing responsibilities of the ASC include collecting principal and interest payments, taxes and other payments, as applicable, from obligors. For loans previously owned by Sales Financing that have been securitized, as well as loans owned by other third parties, servicing responsibilities also include remitting principal, interest and other payments to the holders of the related loans. The ASC has responsibilities for the repossession and remarketing of collateral on defaulted loans, and entering into workout arrangements with obligors under certain defaulted loans. Advanced technology is used to perform many servicing and collecting tasks. Automated tools engaged in the operation include predictive autodialers, voice response units and automated payment processing.

Securitization Program

As an additional source of liquidity, in 1992, the Company established a program to access the public and private asset backed securitization markets. Current products utilized in the Company's program include consumer loans secured by manufactured housing, recreation vehicles, recreational boats and residential real estate.

Under a typical asset backed securitization, Sales Financing or Consumer Finance sells a "pool" of secured loans to a special purpose entity that, in turn, issues certificates and/or notes that are collateralized by the loan pool and that entitle the holders thereof to participate in certain loan pool cash flows. Sales Financing or Consumer Finance retains the servicing of the securitized loans for which it is paid a fee, and also participates in certain "residual" loan pool cash flows (cash flows after payment of principal, interest and losses to certificate and/or note holders). At the date of a securitization, Sales Financing or Consumer Finance estimates the "residual" cash flows to be received over the life of the securitization, records the present value of these cash flows as an asset (a retained interest in the securitization) and recognizes a gain.

The following table sets forth each of the Company's asset backed securitizations since inception of the program:

                                                                      -------------------------------------------
                        Dollars in millions                          PUBLIC/       ORIGINAL       POOL BALANCE AT
                    ASSET TYPE/YEAR SECURITIZED                      PRIVATE     POOL BALANCE      JUNE 30, 1997
-------------------------------------------------------------------  --------    -------------    ----------------
Manufactured Housing 1992                                            Private          $   47.7            $   12.1
Manufactured Housing 1993                                             Public             155.1                78.8
Manufactured Housing 1994                                            Private              48.3                23.9
Manufactured Housing 1995-1                                           Public             124.0                92.1
Manufactured Housing 1995-2                                           Public             199.2               174.1
Recreation Vehicle 1994                                               Public             150.5                60.0
Recreation Vehicle 1995-A                                             Public             200.0               100.0
Recreation Vehicle 1995-B                                             Public             200.0               115.2
Recreation Vehicle 1996-A                                             Public             250.0               170.3
Recreation Vehicle 1996-B                                             Public             240.0               193.3
Marine 1996(1)                                                       Private             469.7               426.9
                                                                                      --------            --------
Total(2)                                                                              $2,084.5            $1,446.7
                                                                                      ========            ========

---------------
(1) Reflects a conduit program into which newly originated recreational boat finance receivables are sold.

(2) Does not include $500.0 million of Consumer Finance home equity loans securitized during July 1997.

Substantially all recreational boat, recreation vehicle and home equity finance receivables originated in 1997 are classified as held for sale at June 30, 1997.

At June 30, 1997, the remaining balance of retained interests in securitizations related to the foregoing transactions aggregated $84.6 million. The amortized cost of these assets approximates their fair value at such date.

EQUITY INVESTMENTS

The CIT Group/Equity Investments and its subsidiary Venture Capital (together "Equity Investments") participate in merger and acquisition transactions, purchase private equity and equity-related securities and arrange transaction financing. Equity Investments also invests in emerging growth opportunities in selected industries, including the life sciences, information technology, communications and consumer products industries. Business is developed through direct solicitation or through referrals from investment banking firms, financial intermediaries and the Company's other business units. Equity Investments made its first investment in 1991 and had total investments of $53.1 million at June 30, 1997. The average individual investment size is approximately $1.9 million at June 30, 1997.

ADDITIONAL INFORMATION REGARDING THE COMPANY

EMPLOYEES

At June 30, 1997, the Company had approximately 2,925 employees, approximately 1,700 of whom were employed in connection with commercial operations, 765 of whom were employed in connection with consumer operations and 460 of whom were employed in corporate functions. The Company is not subject to any collective bargaining agreements. The Company believes that its employee relations are good.

PROPERTIES

The operations of the Company and its subsidiaries are generally conducted in leased office space located in numerous cities and towns throughout the United States. Such leased office space is suitable and adequate for the needs of the Company. The Company utilizes, or plans to utilize in the foreseeable future, substantially all of its leased office space.

LEGAL PROCEEDINGS

The Company is a defendant in various lawsuits arising in the ordinary course of its business. The Company aggressively manages its litigation and assesses appropriate responses to its lawsuits in light of a number of factors, including potential impact of the actions on the conduct of the Company's operations. In the opinion of management, none of the pending matters is expected to have a material adverse effect on the Company's financial condition or results of operations. However, there can be no assurance that an adverse decision in one or more of such lawsuits will not have such a material adverse effect.

COMPETITION

The Company's markets are highly competitive and are characterized by competitive factors that vary based upon product and geographic region. The Company's competitors include captive and independent finance companies, commercial banks and thrift institutions, industrial banks, leasing companies, manufacturers and vendors. Substantial national financial services networks also have been formed by insurance companies and bank holding companies that compete with the Company. On a local level, community banks and smaller independent finance and/or mortgage companies are a competitive force. Some of the Company's competitors have substantial local market positions. Many of the competitors of the Company are large companies that have substantial capital, technological and marketing resources, and some of these competitors are larger than the Company and may have access to capital at a lower cost than the Company. Also, the Company's competitors include businesses that are not related to bank holding companies and, accordingly, may engage in activities, for example aircraft rental and servicing, currently prohibited to the Company. Competition has been enhanced in recent years by an improving economy and growing marketplace liquidity. The markets for most of the Company's products are characterized by a large number of competitors. However, with respect to certain of the Company's markets, such as factoring and manufactured housing, competition is more concentrated.

The Company competes primarily on the basis of pricing, terms and structure, with other primary competitive factors including industry experience and client service and relationships. From time to time, competitors of the Company seek to compete aggressively on the basis of these factors and the Company may lose market share to the extent it is unwilling to match its competitors' pricing and terms in order to maintain its interest margins or maintain its credit discipline. To the extent that the Company matches competitors' pricing or terms, it may experience lower interest margins and/or increased credit losses.

Other primary competitive factors include industry experience and client service and relationships. In addition, demand for the Company's products with respect to certain industries, such as the commercial airline industry, will be affected by demand for such industry's services and products and by industry regulations.

REGULATION

DKB is a bank holding company within the meaning of the Bank Holding Company Act of 1956 (the "Act"), and is registered as such with the Federal Reserve. As a result, the Company is subject to certain provisions of the Act. In general, the Act limits the activities in which a bank holding company and its subsidiaries may engage to those of banking or managing or controlling banks or performing services for their subsidiaries and to continuing activities which the Federal Reserve has determined to be "so closely related to banking or managing or controlling banks as to be a proper incident thereto." The Company's current principal business activities constitute permissible activities for a nonbank subsidiary of a bank holding company.

The operations of the Company are subject, in certain instances, to supervision and regulation by state and federal governmental authorities and may be subject to various laws and judicial and administrative decisions imposing various requirements and restrictions, which, among other things, (i) regulate credit granting activities, (ii) establish maximum interest rates, finance charges and other charges, (iii) regulate customers' insurance coverages, (iv) require disclosures to customers, (v) govern secured transactions and (vi) set collection, foreclosure, repossession and claims handling procedures and other trade practices. See "--Commercial Finance" and "--Consumer Finance" below.

In the judgment of management, existing statutes and regulations have not had a material adverse effect on the business conducted by the Company. However, it is not possible to forecast the nature of future legislation, regulations, judicial decisions, orders or interpretations, nor their impact upon the future business, results of operations or financial condition or prospects of the Company.

Commercial Finance
Although most states do not regulate commercial finance, certain states impose limitations on interest rates and other charges and on certain collection practices and creditor remedies and require licensing of lenders and financiers and adequate disclosure of certain contract terms. The Company is also required to comply with certain provision of the Equal Credit Opportunity Act ("ECOA") that are applicable to commercial loans.

Consumer Finance
The Company's consumer finance business is subject to detailed enforcement and supervision by state authorities under legislation and regulations which generally require licensing of the lender. Licenses are renewable and may be subject to suspension or revocation for violations of such laws and regulations. Applicable state laws generally regulate interest rates and other charges and require certain disclosures. In addition, most states have other laws, public policy and general principles of equity relating to the protection of consumers, unfair and deceptive practices and practices that may apply to the origination, servicing and collection of consumer finance loans. Depending on the provision of the applicable law and the specific facts and circumstances involved, violations of these laws, policies and principles may limit the Company's ability to collect all or part of the principal of or interest on consumer finance loans, may entitle the borrower to a refund of amounts previously paid and, in addition, could subject the Company to damages and administrative sanctions.

Federal laws preempt state usury ceilings on first mortgage loans and state laws which restrict various types of alternative dwelling secured receivables, except in those states which have specifically opted out, in whole or in part, of such preemption. Loans may also be subject to other federal laws, including: (i) the Federal Truth-in-Lending Act and Regulation Z promulgated thereunder and the Real Estate Settlement Procedures Act and Regulation X promulgated thereunder, which require certain disclosures to borrowers and other parties regarding the terms of certain of the loans; (ii) ECOA and Regulation B promulgated thereunder, which prohibit discrimination in the extension of credit and administration of loans on the basis of age, race, color, sex, religion, marital status, national original, receipt of public assistance or the exercise of any right under the Consumer Credit Protection Act; (iii) the Fair Credit Reporting Act, which regulates the use and reporting of information related to a borrower's credit experience; and (iv) the Fair Housing Act, which prohibits discrimination on the basis of, among other things, familial status or handicap.

In certain circumstances, loans may be subject to the Home Ownership and Equity Protection Act of 1994 (the "Home Ownership Act"), which amended the Federal Truth-in-Lending Act as it applies to mortgages subject to the Home Ownership Act. The Home Ownership Act requires certain additional disclosures, specifies the timing of such disclosures and limits or prohibits the inclusion of certain provisions in mortgages subject to the Home Ownership Act. The Home Ownership Act also provides that any purchaser or assignee of a mortgage covered by the Home Ownership Act is subject to all of the claims and defenses which the borrower could assert against the original lender. The maximum damages that may be recovered by a borrower from an assignee in an action under the Home Ownership Act are the remaining amount of indebtedness plus the total amount paid by the borrower in connection with the mortgage loan.

Depending on the provisions of the applicable law and the specific facts and circumstances involved, violations of these laws may limit the ability of the Company to collect all or part of the principal of or interest on applicable loans, may entitle the borrower to rescind the loan and any mortgage or to obtain a refund of amounts previously paid and, in addition, could subject the Company to damages and administrative sanctions.

In addition, numerous other federal and state statutory provisions, including the federal bankruptcy laws and state debtor relief laws, may also adversely affect the Company's ability to collect the principal of or interest on certain loans.

Federal and state legislation seeking to regulate the maximum interest rate and/or other charges on consumer finance receivables has been introduced in the past, and may from time to time be introduced in the future. However, it is not possible to predict the nature of future legislation with respect to the foregoing or its impact on the future business, results of operations, financial condition or prospects of the Company.

                                RISK MANAGEMENT

The Company's business activities contain elements of risk. The Company considers the principal types of risk to be credit risk (including credit, collateral and equipment risk), asset/liability risk (including interest rate and liquidity risk), and, to a lesser extent, operational and legal risk.

The Company considers the management of risk essential to conducting its commercial and consumer businesses and to maintaining profitability. Accordingly, the Company's risk management systems and procedures are designed to identify and analyze the Company's risks, to set appropriate policies and limits and to continually monitor these risks and limits by means of reliable administrative and information systems and other policies and programs.

CREDIT RISK MANAGEMENT

The Company has developed systems specifically designed to manage credit risk in its commercial and consumer business segments and at its strategic business units. Financing and leasing assets are evaluated for credit and collateral risk both during the credit granting process and periodically after the advancement of funds.

Credit authority is delegated to each strategic business unit by the Executive Credit Committee of the Company ("ECC"). The ECC is comprised of members of senior management, including the Chief Executive Officer, Vice Chairman, Executive Vice President--Credit Administration, Senior Executive Vice President and Executive Vice President--Multi-National Marketing Group. Generally, all non-standard transactions, transactions outside of certain established target market definitions and transactions outside of certain risk acceptance criteria must be approved by members of the ECC.

Each of the Company's strategic business units has developed and implemented a formal credit management process in accordance with formal uniform guidelines established by the ECC. These ECC guidelines set forth risk acceptance criteria for: (i) the acceptable maximum credit line; (ii) selected target markets and products; (iii) the creditworthiness of borrowers, including credit history, financial condition, adequacy of cash flow and quality of management; and (iv) the type and value of underlying collateral and guarantees (including recourse to dealers and manufacturers). The Company also employs a risk adjusted pricing process where the perceived credit risk is a factor in determining the interest rate or fees charged for the Company's financing and leasing products. As economic and market conditions change, credit risk management practices are reviewed and modified, if necessary, to seek to minimize the risk of credit loss.

Compliance with established corporate policies and procedures and the credit management processes at each strategic business unit are reviewed by the credit audit group of the Company's internal audit department. That group examines adherence with established credit policies and procedures and tests for inappropriate credit practices, including whether potential problem accounts are being detected and reported on a timely basis. The General Auditor, who oversees the credit audit group, reports to the Chief Executive Officer of the Company and the Audit Committee.

Commercial
The Company has developed systems specifically designed to effectively manage credit risk in its commercial operations. The process starts with the initial evaluation of credit risk and underlying collateral at the time of origination and continues over the life of the finance receivable or operating lease, including collecting past due balances and liquidating underlying collateral.

Credit personnel for the applicable strategic business unit review each potential borrower's financial condition, results of operations, management, industry, customer base, operations, collateral and other data such as third party credit reports to perform a thorough evaluation of the customer's borrowing and repayment ability. Borrowers are graded according to credit quality based upon the Company's uniform credit grading system, which grades both the borrower's financial condition and underlying collateral. Credit facilities are subject to approval within the Company's overall credit approval and underwriting guidelines and are issued commensurate with the credit evaluation performed of each borrower.

The Company's ongoing review and monitoring of credit exposures is designed to identify, as early as possible, those customers that may be experiencing declining creditworthiness or financial difficulty. Commercial finance receivables are periodically evaluated based upon credit criteria developed under the Company's uniform credit grading system. Concentrations are monitored by borrower, industry, geographic region and equipment type and limits are changed by management as conditions warrant to seek to minimize the risk of credit loss.

Periodically, the status of finance receivables greater than $500,000 to obligors with higher (riskier) credit grades is individually reviewed with the Asset Quality Review Committee, which is comprised of members of senior management, including the Vice Chairman, the Executive Vice President--Credit Administration and the Chief Financial Officer, and certain senior executives of the applicable strategic business unit.

Equipment Financing and Leasing
Equipment Financing and Capital Finance are secured equipment lenders and equipment lessors. Experienced credit personnel review each potential borrower's financial condition, results of operations, management, industry, customer base, operations, collateral and other data, such as Dun and Bradstreet reports, to perform a thorough evaluation of the customer's borrowing and repayment ability. Borrowers are graded according to credit quality based upon the Company's uniform credit grading system, which grades both the borrower's financial condition and any underlying collateral. Credit facilities are subject to approval within the Company's overall credit approval and underwriting guidelines and are issued commensurate with the credit evaluation performed of each borrower. Monitoring of borrowers and underlying collateral is conducted on an ongoing basis through reports and regular field audits and evaluation of collateral. Collateral primarily consists of equipment which is evaluated as to value, condition, risk of obsolescence and, where applicable, estimated future residual value. Equipment Financing and Capital Finance use their asset management and equipment remarketing capabilities and their technical expertise to manage their equipment collateral positions and their equipment residual value risk. Although the Company has not realized a deficit from the book value of its residual values in each of the years 1992 through 1996, because operating lease equipment value and capital lease residual values are heavily influenced by estimates, there can be no assurance that such values will be realized by the Company upon disposition of equipment owned by the Company and returned by lessees upon termination of their leases. To the extent that the Company fails to realize its operating lease equipment values and capital lease residual values, the Company's results of operations and financial condition could be materially adversely affected. See "Risk Factors -- Leasing Transactions and Equipment Risk."

Factoring
Commercial Services requires clients to both meet its established credit criteria and have a customer base that passes an established credit screen. This dual credit process is required because advances made to a client are to be repaid by collections from the client's customer base. If the customer is unable to pay its payables to Commercial Services' client due to financial difficulties, Commercial Services will nevertheless be responsible for payment to the extent of its credit guarantee.

The Company's client credit teams and field examiners in the Company's various regional offices review financial statements, cash flows, projections and examine collateral. Upon completion, the client credit teams obtain from the appropriate credit committee approval of a seasonal financing plan, including advance rates against eligible receivables. Where required, third party appraisers are utilized. The approved seasonal plan is monitored closely by the client credit teams as advances, collateral and accounts receivable are updated on a daily basis.

Customer credit departments located in the Company's various regional offices analyze the customer's credit worthiness at the onset and throughout the relationship. Frequent communications exist between the department, the client and client credit teams regarding the credit quality of the customer base. Close monitoring occurs through collection experience, financial analysis, frequent visits and conversations with customers. All clients are generally required to submit customer orders for approval. The Company has developed proprietary systems that automatically make certain credit determinations based upon the Company's stringent credit criteria. The balance of orders are manually reviewed and dispositioned by an analyst specializing in the customer's industry. Deterioration in the quality of the customer base leads to a reevaluation of the client's advance rates.

Commercial Finance
In Commercial Finance, evaluation of each borrower's creditworthiness and underlying collateral are significant to managing credit risk and controlling loan charge-offs. The primary focus is on the availability and quality of collateral underlying approved credit facilities and borrowings. Evaluation of collateral includes on-site field audits and third party appraisals where appropriate. Regular monitoring of borrowers and underlying collateral is important to controlling credit risk and is conducted on an ongoing basis through reports and regular field audits and evaluation of collateral. Both Business Credit and Credit Finance have employees experienced in evaluating accounts receivable, inventories and other collateral and utilize third parties from time to time in evaluating and/or liquidating certain inventories and other collateral. The credit underwriting standards of Business Credit and Credit Finance limit their respective credit exposures to larger borrowings (concentrations) by limiting the maximum amount each will retain or hold for its own position. Both Business Credit and Credit Finance syndicate or sell participation interests in loans over their respective hold limits.

A credit line is arranged with each borrower establishing the maximum amount the borrower may finance, subject to the amount of underlying eligible collateral and corresponding advance rates. The excess of approved credit lines outstanding over finance receivables outstanding represents potential additional borrowings or finance receivables that borrowers may qualify for, subject to the availability of required collateral and corresponding advance rates. Both Business Credit and Credit Finance typically advance funds up to 85% of eligible accounts receivable and up to 60% of eligible inventories.

Consumer
For consumer loans, management has developed and implemented proprietary automated credit scoring models for each loan type (e.g., recreation vehicles, manufactured housing, recreational boat and home equity) that include both customer demographics and credit bureau characteristics. The profiles emphasize, among other things, occupancy status, length of residence, length of employment, debt to income ratio (ratio of total installment debt and housing expenses to gross monthly income), bank account references, credit bureau information and combined loan to value ratio. The models are used to assess a potential borrower's credit standing and repayment ability considering the value or adequacy of property offered as collateral. The Company's credit criteria include reliance on credit scores, including those based upon both its proprietary internal credit scoring model and external credit bureau scoring, combined with judgment. The credit scoring models are reviewed for effectiveness monthly utilizing statistical tools. Consumer loans are regularly evaluated using past due, vintage curve and other statistical tools to analyze trends and credit performance by loan type, including analysis of specific credit characteristics and other selected subsets of the portfolios. Adjustments to credit scorecards and lending programs are made when deemed appropriate. Individual underwriters are assigned credit authority based upon their experience, performance and understanding of the underwriting policies and procedures of the Company's consumer operations and a credit approval hierarchy exists to ensure that all applications are reviewed by an underwriter with the appropriate level of authority.

Consumer Finance
Consumer Finance's direct originations are underwritten at the NHEC, while broker and correspondent originations are underwritten at area and regional offices, respectively. Credit officers evaluate an application and loan package based upon the internally generated credit score, as well as external credit bureau scoring (Fair Isaac Company consumer loan credit scoring system) and other characteristics of the application. Once an application is scored and reviewed along with other risk factors, it is either approved, declined or referred to a credit officer for further consideration. As part of the approval process, an application is also assigned a risk rating and applicable loan program code(s) for which the applicant is eligible.

Collateral values are an important component of Consumer Finance's credit approval process. Accordingly, third party property appraisals are required for all applications. Certain third party appraisals are also subject to internal Consumer Finance review, depending upon origination source and/or the appraised value of the subject property.

Consumer Finance has instituted an underwriting quality control program ("QCP") covering all origination channels. The QCP, performed on a sample basis, focuses on overall underwriting decisions, loan documentation, appraisal recertifications and employment reverifications.

Sales Financing
Sales Financing's retail sales finance loans are documented on standardized forms. Typical credit approval protocol includes the submission of a potential customer's application, manufacturer's invoice (new unit financings) and other pertinent information to a regional business center credit officer, who then prepares an analysis of the creditworthiness of the customer and of other aspects of the transaction. Once an application is scored against targeted profiles and reviewed for other risk factors, it is either approved, declined or referred to a credit officer for further consideration. Pricing on an approved application is also "risk adjusted," as necessary, to reflect the scoring of that application relative to "buy rates" supplied to dealers or brokers. Guarantors, endorsers or co-signers are not considered in the determination of whether or not an application is approved. The credit review and approval processes of each regional business center are subject to internal reviews and internal audits.

Loan Loss Reserves and Credit Losses
The Company maintains a consolidated reserve for credit losses on finance receivables at an amount which it believes is sufficient to provide adequate protection against potential credit losses in its portfolios. The level of the consolidated reserve for credit losses is determined principally on the basis of: (i) current credit quality of the portfolios and trends; (ii) the current mix of finance receivables; and (iii) historical loss experience. The consolidated reserve reflects management's judgment of loss potential after considering factors such as the nature and characteristics of obligors, economic conditions and trends, charge-off experience, delinquencies and the value of underlying collateral and guarantees, including recourse to dealers and manufacturers.

Commercial and consumer finance receivables are reviewed to determine the probability of loss. Charge-offs are taken after considering the above mentioned factors. Such charge-offs are deducted from the carrying value of the related finance receivables. To the extent that an unrecovered balance remains due, a final charge-off is taken at the time collection efforts are no longer deemed useful. Charge-offs from carrying value of commercial finance receivables are determined on a case-by-case basis. Automatic charge-offs of consumer finance receivables are recorded to the extent of shortfalls in the value of the collateral when no contractual payments are received for 120 days, or at 180 days when partial payments have been received.

Although the Company's management considers the consolidated reserve for credit losses reflected in the Company's consolidated balance sheet as of June 30, 1997 adequate, there can be no assurance that this consolidated reserve will prove to be adequate over time to cover credit losses in connection with the Company's portfolio. This reserve may prove to be inadequate due to unanticipated adverse changes in the economy or discrete events adversely affecting specific customers or industries or if credit losses occurring as a consequence of the seasoning of the Company's consumer portfolio exceed those anticipated by the Company. The Company's results of operations and financial condition could be materially adversely affected to the extent that the Company's consolidated reserve for credit losses is insufficient to cover such changes or events. See "Risk
Factors -- Reserve for Credit Losses."

Analysis of Past Due Finance Receivables and Net Credit Losses

                                   --------------------------------------------------------------------------------
                                                                                                               NET
                                                                                                               CREDIT
                                                                                                               LOSSES
                                                                                                               AS A
                                                                                                               PERCENTAGE
                                                             BALANCE PAST DUE                                  OF
                                                             60 DAYS OR MORE                 NET               AVERAGE
                                     FINANCE             ------------------------           CREDIT             FINANCE
Dollars in millions                RECEIVABLES           AMOUNT           PERCENT           LOSSES             RECEIVABLES
                                   -----------           ------           -------           ------             ----
June 30, 1997:
Commercial                          $13,714.6            $192.6             1.40%           $ 38.2             0.57%
Consumer                              3,100.1             91.5              2.95              17.3             1.09
                                    ---------            ------             ----            ------             ----
                                    $16,814.7            $284.1             1.69%           $ 55.5             0.67%
                                    =========            ======             ====            ======             ====
December 31, 1996:
Commercial                          $13,757.6            $219.8             1.60%           $ 80.4             0.59%
Consumer                              3,239.0             72.5              2.24              21.1             0.75
                                    ---------            ------             ----            ------             ----
                                    $16,996.6            $292.3             1.72%           $101.5             0.62%
                                    =========            ======             ====            ======             ====
December 31, 1995:
Commercial                          $13,451.5            $228.7             1.70%           $ 67.1             0.51%
Consumer                              2,344.0             35.2              1.50              10.1             0.44
                                    ---------            ------             ----            ------             ----
                                    $15,795.5            $263.9             1.67%           $ 77.2             0.50%
                                    =========            ======             ====            ======             ====
December 31, 1994:
Commercial                          $12,821.2            $166.8             1.30%           $ 74.8             0.62%
Consumer                              1,973.2             10.1              0.51               9.4             0.55
                                    ---------            ------             ----            ------             ----
                                    $14,794.4            $176.9             1.20%           $ 84.2             0.61%
                                    =========            ======             ====            ======             ====
December 31, 1993:
Commercial                          $11,185.2            $199.8             1.79%           $ 82.9             0.77%
Consumer                              1,438.9             16.3              1.13              11.5             0.77
                                    ---------            ------             ----            ------             ----
                                    $12,624.1            $216.1             1.71%           $ 94.4             0.77%
                                    =========            ======             ====            ======             ====
December 31, 1992:
Commercial                          $10,359.7            $318.0             3.07%           $ 85.7             0.83%
Consumer                              1,411.8             17.8              1.26              12.6             0.91
                                    ---------            ------             ----            ------             ----
                                    $11,771.5            $335.8             2.85%           $ 98.3             0.84%
                                    =========            ======             ====            ======             ====

ASSET/LIABILITY MANAGEMENT

Management strives to manage interest rate and liquidity risk and optimize net finance income under formal policies established and monitored by the Capital Committee, which is comprised of members of senior management, including the Chief Executive Officer, Vice Chairman, Chief Financial Officer and senior representatives of DKB and Chase. Three members of the Capital Committee are also members of the Company's Board of Directors. The Capital Committee establishes and regularly reviews interest rate sensitivity, funding needs, liquidity and asset-pricing to determine short-term and long-term funding strategies, including the use of off-balance sheet derivative financial instruments.

The Company uses off-balance sheet derivatives for hedging purposes only. The Company does not enter into derivative financial instruments for trading or speculative purposes. To ensure both appropriate use as a hedge and hedge accounting treatment, all derivatives entered into are designated, according to hedge objective, against directly issued commercial paper, a specifically underwritten debt issue or a specific pool of assets. The Company's primary hedge objectives include the conversion of variable rate liabilities to fixed rates, the conversion of fixed rate liabilities to variable rates, the fixing of spreads on variable-rate liabilities to various market indices and the elimination of interest rate risk on finance receivables classified as held for sale prior to securitization.

Derivative positions are managed in such a way that the exposure to interest rate, credit or foreign exchange risk is in accordance with the overall operating goals established by the Capital Committee. There is an approved, diversified list of creditworthy counterparties used for derivative financial instruments, each of whom has specific credit exposure limits. The Executive Credit Committee approves each counterparty and its related market value and credit exposure limit annually or more frequently if any changes are recommended. Credit exposures for each counterparty are measured based upon market value of the outstanding derivative instruments. Market values are calculated periodically for each swap contract, summarized by counterparty and reported to the Capital Committee.

Interest Rate Risk Management
Changes in market interest rates or in the relationships between short-term and long-term market interest rates or between different interest rate indices (i.e., basis risk) can affect the interest rates charged on interest-earning assets differently than the interest rates paid on interest bearing liabilities, which can result in an increase in interest expense relative to finance income. See "Risk Factors--Economic Factors--Interest Rate Risk".

The Capital Committee actively manages interest rate risk by changing the proportion of fixed and floating rate debt and by utilizing primarily interest rate swaps and, to a lesser extent, other derivative instruments to modify the repricing characteristics of existing interest-bearing liabilities. Issuing new debt or hedging the interest rate on existing debt through the use of interest rate swaps and other derivative instruments are tools in managing interest rate risk. The decision to use one or the other or a combination of both is driven by the relationship between the relative interest rate costs and effectiveness of the alternatives and liquidity needs of the Company. For example, a fixed rate, fixed term loan transaction may initially be funded by commercial paper, resulting in interest rate risk. To reduce this risk, the Company may enter into a hedge that has an inverse correlation to the interest rate sensitivity created, whereby the Company would pay a fixed interest rate and receive a commercial paper interest rate. Basis risk is similarly managed through the issuance of new debt or the utilization of interest rate swaps or other derivative instruments.

The Company's degree of interest rate sensitivity is continuously monitored and simulated through computer modeling by measuring the repricing characteristics of interest-sensitive assets, liabilities and off-balance sheet derivatives. The results of this modeling are reviewed monthly by the Capital Committee. The interest rate sensitivity modeling techniques employed by the Company essentially include the creation of prospective twelve month "baseline" and "rate shocked" net interest income simulations. At the date that interest rate sensitivity is modeled, "baseline" net interest income is derived considering the current level of interest-sensitive assets and related run-off (including both contractual repayment and historical prepayment experience), the current level of interest-sensitive liabilities and related maturities and the current level of off-balance sheet derivatives. The "baseline" simulation also assumes that, over the next successive twelve months, market interest rates (as of the date of simulation) are held constant and that no new loans are extended. Once the "baseline" net interest income is known, market interest rates, previously held constant, are raised 100 basis points instantaneously and parallel across the entire yield curve, and a "rate shocked" simulation is run. Interest rate sensitivity is then measured as the difference between calculated "baseline" and "rate shocked" net interest income.

Utilizing the Company's computer modeling, if no new fixed rate loans or leases were extended and no actions to alter the existing interest rate sensitivity were taken subsequent to June 30, 1997, an immediate hypothetical 100 basis points parallel rise in the yield curve on July 1, 1997 would reduce net income by an estimated $0.7 million after-tax over the twelve months ending June 30, 1998. Although management believes that this measure provides a meaningful estimate of the Company's interest rate sensitivity, it does not adjust for potential changes in the credit quality, size and composition of the balance sheet and other business developments that could affect net income. Accordingly, no assurance can be given that actual results would not differ materially from the potential outcome simulated by the Company's computer modeling. Further, it does not necessarily represent management's current view of future market interest rate movements.

The Company periodically enters into structured financings (involving both the issuance of debt and an interest rate swap with corresponding notional principal amount and maturity) that not only improve liquidity and reduce interest rate risk, but result in a lower overall funding cost than could be achieved by solely issuing debt. For example, in order to fund LIBOR interest rate-based assets, a medium-term variable rate note based upon the U.S. federal funds rate can be issued and coupled with an interest rate swap exchanging the U.S. federal funds rate for a LIBOR interest rate. This creates, in effect, a lower cost LIBOR-based medium-term obligation which also reduces the interest rate basis risk of funding LIBOR-based assets with commercial paper or U.S. federal funds rate-based debt.

Interest rate swaps with notional principal amounts of $4.8 billion at June 30, 1997 and $5.3 billion at December 31, 1996 were designated as hedges against outstanding debt and were principally used to effectively convert the interest rate on variable rate debt to a fixed rate, which sets the Company's fixed rate term debt borrowing cost over the life of the swap and reduces the Company's exposure to rising interest rates but reduces the Company's benefits from lower interest rates.

Liquidity Risk
The Company manages liquidity risk by monitoring the relative maturities of assets and liabilities and by borrowing funds, primarily in the U.S. money and capital markets. Such cash is used to fund asset growth (including the bulk purchase of finance receivables and the acquisition of other finance-related businesses) and to meet debt obligations and other commitments on a timely and cost-effective basis. The primary sources of funds are commercial paper borrowings, medium-term notes, other term debt securities and asset-backed securitizations. At June 30, 1997, commercial paper borrowings were $6.4 billion and amounts due on term debt within one year were $3.8 billion. If the Company is unable to access such markets at acceptable terms, it could utilize its bank credit lines and cash flow from operations and portfolio liquidations to satisfy its liquidity needs. At June 30, 1997, the Company had committed revolving bank credit lines totaling $5.0 billion, representing 81% of operating commercial paper outstanding (commercial paper less interest-bearing deposits). The Company believes that such credit lines should provide sufficient liquidity to the Company under foreseeable conditions. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity" for further information concerning the liquidity of the Company.

OPERATIONAL AND LEGAL RISKS

The Company, like all large financial institutions, is exposed to many types of operational risks, including the potential for loss caused by a breakdown in information, communication, transaction processing or by fraud by employees or outsiders or unauthorized transactions by employees. The Company attempts to mitigate operational risks, by maintaining a system of internal controls designed to keep operational risk at appropriate levels in view of its consolidated financial position, the characteristics of the businesses and markets in which it operates, competitive circumstances and regulatory considerations. The potential for material losses from operational risks in the future cannot be excluded.

Legal risk arises from the uncertainty of enforceability, through legal or judicial process, of obligations of the Company's customers and counterparties, and also the possibility that changes in law or regulation could adversely affect the Company's position. The Company seeks to minimize legal risk through consultation with internal and external legal counsel.

YEAR 2000 COMPLIANCE

The Company has made and will continue to make certain investments in its software applications and systems to ensure the Company's systems function properly to and through the year 2000. The financial impact to the Company of such investments has not been, and is not anticipated to be, material to its financial position or results of operations.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

        c.  Exhibits

            99.1 Press Release, dated September 26, 1997

                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       THE CIT GROUP, INC.

                                       By: /s/ JOSEPH M. LEONE

                                       -----------------------------------------
                                       Name: Joseph M. Leone
                                       Title:  Executive Vice President and
                                               Chief Financial Officer

Dated: September 29, 1997